UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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The Chubb Corporation
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Tuesday, April 29, 2008 at 10:00 a.m., local time

PLACE	Amphitheater The Chubb Corporation 15 Mountain View Road Warren, New Jersey 07059

ITEMS OF BUSINESS	(1) To elect 12 directors to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as independent auditor.

(3) To transact such other business as may be properly brought before the meeting or at any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournment or postponement thereof if you were a shareholder of record at the close of business on March 10, 2008.

ADJOURNMENTS AND POSTPONEMENTS	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

VOTING BY PROXY	The notice you received providing instructions on accessing our annual meeting materials via the internet includes instructions for voting via the internet or by telephone. Also, in the event that you affirmatively request paper copies of our annual meeting materials, you may complete, sign, date and return the accompanying proxy card in the enclosed addressed envelope. The giving of a proxy will not affect your right to revoke the proxy by appropriate written notice or to vote in person should you later decide to attend the annual meeting.

ADMISSION TO THE MEETING	You are entitled to attend the annual meeting if you were a shareholder as of the close of business on March 10, 2008. For admittance to the meeting, please be prepared to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee. The annual meeting will begin promptly at 10:00 a.m., local time. Please allow yourself ample time for the check-in procedures. Video and audio recording devices and other electronic devices will not be permitted at the meeting, and attendees may be subject to security inspections.

By order of the Board of Directors,

W. Andrew Macan
Vice President and Secretary

March 20, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

PROXY STATEMENT

PROXY AND VOTING INFORMATION

Our Board of Directors (our Board) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the 2008 Annual Meeting of Shareholders (the 2008 Annual Meeting). We will hold the 2008 Annual Meeting on Tuesday, April 29, 2008 in the Amphitheater at The Chubb Corporation, 15 Mountain View Road, Warren, New Jersey 07059, beginning at 10:00 a.m., local time. Please note that throughout these proxy materials we may refer to The Chubb Corporation as “Chubb,” “we,” “us” or “our.” We mailed the instructions for accessing our annual meeting materials, which include this proxy statement and our 2007 Annual Report, on or before March 20, 2008.

Information About the Delivery of our Annual Meeting Materials

As permitted by rules recently adopted by the Securities and Exchange Commission (the SEC), we have made our annual meeting materials available to our shareholders electronically via the internet. On or before March 20, 2008, we mailed to our shareholders a notice containing instructions on how to access our annual meeting materials, how to request written copies of these materials and how to vote online or by telephone. Unless you affirmatively request a paper copy of our annual meeting materials by following the instructions set forth in the notice, you will not receive a paper copy of our annual meeting materials in the mail. However, due to an ambiguity in the regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended (ERISA), unless we have previously received a written consent to deliver our annual meeting materials electronically, we have assumed that participants in the Capital Accumulation Plan of The Chubb Corporation (the CCAP) have affirmatively requested paper copies of our annual meeting materials and, therefore, will be mailing copies of the annual meeting materials to such participants in the CCAP.

The SEC’s rules also permit us to deliver a single notice or set of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice or set of annual meeting materials to multiple shareholders who share an address, unless we received contrary instructions from such impacted shareholders prior to our mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or set of annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. For future meetings, if you prefer to receive separate copies of our annual meeting materials, please contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices, proxy statements and annual reports for your household, please contact Broadridge at the above phone number or address.

Who Can Vote

Our Board has set March 10, 2008 as the record date for the 2008 Annual Meeting. Shareholders of record of our common stock at the close of business on March 10, 2008 may vote at the 2008 Annual Meeting.

How Many Shares Can Be Voted

Each shareholder has one vote for each share of common stock owned at the close of business on the record date. On the record date, 367,582,648 shares of our common stock were outstanding.

How You Can Vote

Record Holders

If your shares are registered in your name with BNY Mellon Shareowner Services, our dividend agent, transfer agent and registrar, you are considered a shareholder of record, and the notice containing instructions on accessing our annual meeting materials online or requesting a paper copy thereof is being sent directly to you by us. Shareholders of record can vote in person at the 2008 Annual Meeting or give their proxy to be voted at the 2008 Annual Meeting in any one of the following ways:

•	over the internet;

•	by telephone; or

•	for shareholders requesting a paper copy of our annual meeting materials, by completing, signing, dating and returning the proxy card accompanying the paper copy.

CCAP Participants

If you are a participant in the CCAP, your proxy will include all shares allocated to you in the CCAP (Plan Shares), which you may vote in person at the 2008 Annual Meeting or over the internet, by telephone or, provided that you have not delivered a written consent to receive our annual meeting materials electronically, by completing and mailing the proxy card accompanying your paper copy of the annual meeting materials. Your proxy will serve as a voting instruction for the trustee of the CCAP. If your voting instructions are not received by April 25, 2008, any Plan Shares you hold will be voted in proportion to the way the other participants in the CCAP vote their shares.

Brokerage and Other Account Holders

You are considered to be the beneficial owner of shares held for you in an account by a broker, bank or other nominee. Instructions for accessing, or requesting paper copies of, our annual meeting materials are being forwarded to you with respect to those shares by your broker, bank or nominee who is the shareholder of record. You have the right to direct your broker, bank or nominee on how to vote, and you may also attend the 2008 Annual Meeting. Your broker, bank or nominee has enclosed a voting instruction card. Beneficial owners of shares who wish to vote at the 2008 Annual Meeting must obtain a legal proxy from their broker, bank or nominee and present it at the 2008 Annual Meeting. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of the broker, bank or nominee. Please refer to the voting instructions of your broker, bank or nominee for directions as to how to vote shares that you beneficially own.

Voting

Whether you vote over the internet, by telephone or by mail, you can specify whether you vote your shares for or against each of the nominees for election as a director (Proposal 1 on the proxy card). You can also specify whether you vote for or against or abstain from the ratification of Ernst & Young LLP as independent auditor (Proposal 2 on the proxy card).

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted as our Board recommends, which is “FOR” the election of each of the nominees for director as set forth under Proposal 1 below and “FOR” ratification of the appointment of Ernst & Young LLP as independent auditor as described in Proposal 2 below.

Revocation of Proxies

If you are a shareholder of record or a holder of Plan Shares, you may revoke your proxy at any time before it is exercised in any of four ways:

•	by notifying our Corporate Secretary of the revocation in writing;

•	by delivering a duly executed proxy card bearing a later date;

•	by properly submitting a new timely and valid proxy via the internet or by telephone after the date of the revoked proxy; or

•	by voting in person at the 2008 Annual Meeting.

You will not revoke a proxy merely by attending the 2008 Annual Meeting. To revoke a proxy, you must take one of the actions described above.

If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Required Votes

The presence, in person or by proxy, of the holders of a majority of all outstanding shares of our common stock entitled to vote at the 2008 Annual Meeting is necessary to constitute a quorum. Both of the proposals to be voted upon at the 2008 Annual Meeting requires the affirmative vote of a majority of the votes cast on the proposal at the 2008 Annual Meeting. Abstentions are counted as shares present at the 2008 Annual Meeting for purposes of determining a quorum. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from beneficial owners (broker non-votes) also are counted as shares present at the 2008 Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against these proposals and, accordingly, will have no effect on the outcome of the vote for Proposals 1 and 2.

Other Matters to be Acted upon at the Annual Meeting

Our Board currently is not aware of any matters other than those specifically stated in the Notice of 2008 Annual Meeting of Shareholders to be presented for action at the 2008 Annual Meeting. If any matter other than those stated in the Notice of 2008 Annual Meeting of Shareholders is presented at the 2008 Annual Meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Adjournments and Postponements

Any action on the items of business described above may be considered at the 2008 Annual Meeting at the time and on the date specified above or at any time and date to which the 2008 Annual Meeting may be properly adjourned or postponed.

Combined Form 10-K and Annual Report

We have prepared a combined Form 10-K for the year ended December 31, 2007 and 2007 Annual Report to Shareholders (the 2007 Annual Report) in accordance with the rules of the SEC. The 2007 Annual Report is not a part of the proxy soliciting materials. However, the instructions for accessing the 2007 Annual Report online and for requesting a paper copy are included in the notice you received regarding our annual meeting materials. The 2007 Annual Report is available on our website at www.chubb.com/investors, as well as on a website maintained by Broadridge at www.proxyvote.com. It also is available without charge by sending a written request to our Corporate Secretary at 15 Mountain View Road, Warren, New Jersey 07059.

Important Notice about Security

All 2008 Annual Meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the 2008 Annual Meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the 2008 Annual Meeting.

CORPORATE GOVERNANCE

Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the New York Stock Exchange (NYSE). The key components of this framework are set forth in the following documents:

•	our Restated Certificate of Incorporation;

•	our By-Laws;

•	our Audit Committee Charter;

•	our Corporate Governance & Nominating Committee Charter;

•	our Organization & Compensation Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct; and

•	our Code of Ethics for CEO and Senior Financial Officers.

Copies of these documents are available on our website at www.chubb.com/investors. Copies also are available without charge by sending a written request to our Corporate Secretary.

Corporate Governance Guidelines

Our Corporate Governance Guidelines address a number of policies and principles employed in the operation of our Board and our business generally, including our policies with respect to:

•	the size of our Board;

•	director independence and minimum qualifications;

•	factors to be considered in selecting candidates to serve on our Board;

•	director nominating procedures, including the procedures by which shareholders may propose director candidates;

•	incumbent directors who do not receive a majority of the votes cast in uncontested elections;

•	term limits, director retirement, director resignations upon job change and Board vacancies;

•	directors’ outside directorships and outside audit committee service;

•	the role and responsibilities of the independent Lead Director;

•	director responsibilities;

•	director attendance at Board meetings, committee meetings and the annual meeting of shareholders;

•	executive sessions of our independent directors;

•	director access to management and our Board’s ability to retain outside consultants;

•	director compensation;

•	stock ownership guidelines for directors and certain employees;

•	administration of our legal compliance and ethics program;

•	director orientation and continuing education;

•	management succession and evaluation of our Chief Executive Officer;

•	annual self-assessments of our Board and each of our Audit Committee, our Corporate Governance & Nominating Committee (our Governance Committee) and our Organization & Compensation Committee (our Compensation Committee); and

•	shareholder access to our Board and Audit Committee.

Director Qualifications and Candidate Considerations

Our Board has established our Governance Committee which is comprised solely of directors satisfying the independence requirements of the NYSE. A copy of the charter of our Governance Committee is available on our website at www.chubb.com/investors. Copies also are available by sending a written request to our Corporate Secretary. Our Governance Committee is responsible, among other things, for:

•	recruiting qualified independent directors, consisting of persons with diverse backgrounds and skills who have the time and ability to exercise independent judgment and perform our Board’s function effectively and who meet the needs of our Board; and

•	identifying the respective qualifications needed for directors serving on our Board committees and serving as chairmen of such committees, recommending to our Board the nomination of persons meeting such respective qualifications to the appropriate committees of our Board and as chairmen of such committees and taking a leadership role in shaping our corporate governance policies.

We require that a majority of the directors on our Board meet the criteria for independence under applicable law and the requirements of the NYSE. We believe that variety in the lengths of service among the directors benefits us and our shareholders. Accordingly, we do not have term limits for service on our Board. As an alternative to term limits, all director nominations are considered annually by our Governance Committee. Individuals who would be age 72 or older at the time of election are ineligible for nomination to serve on our Board. While our Board does not require that in every instance directors who retire or change from the position they held when they were elected to our Board resign, it does require that our Governance Committee consider the desirability of continued Board membership under the circumstances.

Our Governance Committee considers a number of factors in selecting director candidates, including:

•	the personal and professional ethics, integrity and values of the candidate;

•	the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•	the diversity of the existing Board, so that we maintain a diverse body of directors, with diversity reflecting gender, ethnic background and geographic and professional experience;

•	whether the professional experience and industry expertise of the candidate will complement that of the existing Board;

•	the compatibility of the candidate with the existing Board;

•	the length of tenure of the members of the existing Board;

•	the number of other public company boards of directors on which the candidate serves or intends to serve, with the general expectation that the candidate would not serve on the boards of directors of more than four other public companies;

•	the number of public company audit committees on which the candidate serves or intends to serve, with the general expectation that, if the candidate is to be considered for service on our Audit Committee, the candidate would not serve on the audit committees of more than two other public companies;

•	the candidate’s service on the boards of directors of other for-profit companies, not-for-profit organizations, trade associations or industry associations;

•	the ability and willingness of the candidate to devote sufficient time to carrying out his or her Board duties and responsibilities effectively;

•	the commitment of the candidate to serve on our Board for an extended period of time; and

•	such other attributes of the candidate and external factors as our Governance Committee deems appropriate.

Our Governance Committee has the discretion to weight these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.

Nominating Procedures

The primary purpose of our nominating procedures is to identify and recruit outstanding individuals to serve on our Board. Our Board has delegated responsibility for identifying director candidates to our Governance Committee, which meets periodically to consider the slate of nominees for election at our next annual meeting of shareholders. If appropriate, our Governance Committee schedules follow-up meetings and interviews with potential candidates. Our Governance Committee submits its recommended nominee slate to our Board for approval.

Our Governance Committee will consider candidates recommended by directors, members of management and our shareholders. In addition, as it did during 2007 in connection with the recruitment of Messrs. McGuinn and Søderberg, our Governance Committee is authorized to engage one or more search firms to assist in the recruitment of director candidates.

The procedures for shareholders to propose director candidates are set forth in Article I, Section 10 of our By-Laws. For a shareholder proposed candidate to be considered, in addition to complying with the notice period described in our By-Laws, the shareholder must provide:

•	all information relating to each person whom the shareholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 (Exchange Act), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected;

•	the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

Our Governance Committee may make such additional inquiries of the candidate or the proposing shareholder as our Governance Committee deems appropriate. This information is necessary to allow our Governance Committee to evaluate the shareholder’s proposed candidate on the same basis as those candidates referred through directors, members of management or by consultants retained by our Governance Committee.

Shareholders wishing to propose a candidate for consideration should refer to Article I, Section 10 of our By-Laws, the information set forth under the heading “2008 Shareholder Proposals and Nominations” and the SEC rules applicable to shareholder proposal submission procedures.

Director Election Procedures

In uncontested elections, our directors are elected by the affirmative vote of a majority of the votes cast. In the event that an incumbent director receives less than the affirmative vote of a majority of the votes cast and the director would otherwise remain in office by operation of New Jersey law, the affected director is required to tender his or her resignation. Our Governance Committee is required to promptly consider the resignation and make a recommendation to our Board as to whether or not to accept such resignation. Our Board is required to take action with respect to our Governance Committee’s recommendation within 90 days after the date of the election. These procedures are described in full in our Corporate Governance Guidelines.

Director Independence

Our Governance Committee reviews each director’s independence annually in accordance with the standards set forth in our Corporate Governance Guidelines and the requirements of the NYSE. No member of our Board will be considered independent unless our Governance Committee determines that the director has no material relationship with us that would affect the director’s independence and that the director satisfies the independence requirements of all applicable laws, rules and regulations. To facilitate the analysis of whether a director has a relationship with us that could affect his or her independence, our Board has identified in our Corporate Governance Guidelines the following categories of relationships which should not affect a director’s independence or are deemed immaterial and, therefore, are not considered by our Governance Committee in determining director independence:

•	charitable contributions made by us to any organization:

•	pursuant to our Matching Gifts Program on terms of general applicability to employees and directors;

•	in amounts that do not exceed $25,000 per year; or

•	that have been approved by our Governance Committee;

•	commercial relationships with any entity or organization where the annual sales to, or purchases from, us are less than two percent of our annual revenue and less than two percent of the annual revenue of the other entity or organization; and

•	insurance, reinsurance and other risk transfer arrangements entered into in the ordinary course of business on an arm’s length basis.

Our Board reviewed director independence in 2007 based on the assessment of our Governance Committee. As a result of this review, our Board determined that each of our directors, other than John D. Finnegan, who is our Chairman, President and Chief Executive Officer, was independent as defined in the listing standards of the NYSE and, in the case of the members of our Audit Committee, Section 10A(m)(3) of the Exchange Act.

Related Person Transactions

Our Governance Committee has adopted a written policy governing the review and approval of transactions in which we are a participant and in which any of our officers, our directors, holders of five percent or more of our common stock or any of their respective immediate family members (as defined by the SEC) has a material direct or indirect interest. These individuals collectively are referred to as related persons. This policy prohibits us from participating in any transaction in which a related person has a direct or indirect material interest unless:

•	the transaction is a permitted transaction (as defined below);

•	in the case of our executive officers and holders of five percent or more of our common stock, the transaction is reported to and approved by our Board, our Governance Committee or another Board committee comprised of disinterested directors; or

•	in the case of our directors and nominees for director, the transaction is reported to and approved by a majority of the disinterested members of our Governance Committee or, if less than a majority of our Governance Committee is disinterested, a majority of the disinterested members of our Board.

In the event that a related person inadvertently fails to obtain the appropriate approvals prior to engaging in a transaction in which the related person has a material direct or indirect interest and in which we are a participant, the related person is required to seek ratification of the transaction by the appropriate decision maker referenced above as soon as reasonably practicable after discovery of such failure.

Our Governance Committee has identified categories of transactions that are appropriate and generally do not give rise to conflicts of interest or the appearance of impropriety, which, accordingly, do not require approval or ratification. These categories of transactions, referred to as permitted transactions under the policy, are:

•	the purchase of insurance products or services from us on an arms’ length basis in the ordinary course of business and on terms and conditions generally available to other insureds;

•	claims activity relating to insurance policies administered on an arms’ length basis in the ordinary course of business and consistent with the administration of the claims of other insureds;

•	any transaction or series of transactions with an aggregate dollar amount involved of $100,000 or less;

•	transactions within the scope of a related person’s ordinary business duties to us, where the benefits inuring to the related person relate solely to our performance review process (and resulting compensation and advancement decisions);

•	our payment or reimbursement of a related person’s expenses incurred in performing his or her Chubb-related responsibilities;

•	the receipt of compensation and benefits from us, provided that such arrangements are approved in accordance with the policies and procedures established by our Board or a committee thereof;

•	the purchase or sale of our securities in the open market or pursuant to any equity compensation plan approved by our Board and our shareholders;

•	any transaction with an entity or organization with whom the related person is serving or affiliated solely at our request;

•	any transaction in which the related person’s interest arises only: (i) from the related person’s position as a director of another corporation or organization that is a party to the transaction; (ii) from the direct or indirect ownership by the related person and all other related persons, in the aggregate, of less than a ten percent equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership; and

•	any transaction in which the related person’s interest arises only from the related person’s position as a limited partner in a partnership in which the related person and all other related persons have an interest of less than ten percent and the person is not a general partner of and does not have another position in the partnership.

Related person transactions during 2007 are discussed under the heading “Certain Transactions and Other Matters.”

Lead Director

Our Board annually elects an independent director to serve as Lead Director to ensure our Board’s independence and proper functioning when, as is currently the case, the offices of Chief Executive Officer and Chairman of the Board are combined. The Lead Director has the following authority:

•	to act as a liaison between the Chairman and the independent directors;

•	to call special meetings of our Board;

•	to call special meetings of any committee of our Board;

•	with the consent of a majority of the members of our Executive Committee, to call special meetings of our shareholders;

•	in the absence of the Chairman of the Board, to preside at meetings of our Board;

•	to preside at all executive sessions of the non-employee directors and the independent directors;

•	in the absence of the Chairman of the Board, to preside at meetings of our shareholders;

•	to provide direction regarding the meeting schedule, information to be sent to our Board and the agenda for our Board meetings to assure that there is sufficient time for discussion of all agenda items;

•	at the Lead Director’s discretion, to attend meetings of any committee on which he or she is not otherwise a member;

•	to hire independent legal, financial or other advisors as he or she deems desirable or appropriate, without consulting or obtaining the approval of any member of management in advance; and

•	to exercise such additional powers as may be conferred upon the office of Lead Director by resolution of our Board or our Governance Committee from time to time.

The Lead Director serves on our Executive Committee and is eligible to serve on any or all other committees of our Board. The office of Lead Director is not subject to term limits. Joel J. Cohen has served as our Lead Director since December 2003 when Mr. Finnegan succeeded Mr. Cohen as Chairman of the Board.

Contacting our Board and Audit Committee

Director Communications

Parties interested in contacting our Board, the Chairman of the Board, the Lead Director, the independent directors as a group or any individual director are invited to do so by writing to them in care of our Corporate Secretary at:

The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee using the procedures described below. Communications addressed to a particular director will be referred to that director. All other communications addressed to our Board will be referred to our Lead Director and tracked by the Corporate Secretary.

Audit Committee Communications

Complaints and concerns relating to our accounting, internal controls over financial reporting or auditing matters should be communicated to our Audit Committee, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to our Audit Committee through our General Counsel by writing to:

Executive Vice President and General Counsel
The Chubb Corporation
15 Mountain View Road
Warren, New Jersey 07059
GeneralCounsel@chubb.com

All such concerns will be reviewed under our Audit Committee’s direction and oversight by the General Counsel, our Internal Audit Department or such other persons as our Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of our Audit Committee. The General Counsel will prepare a periodic summary report of all such communications for our Audit Committee.

Our Code of Business Conduct provides that we will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding accounting matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

Required Certifications

As of the mailing date of this proxy statement, our Chief Executive Officer and Chief Financial Officer have timely delivered the certifications required under applicable rules of the SEC and the NYSE.

Meeting Attendance and Related Matters

Our directors are expected to attend all Board meetings, meetings of committees on which they serve and the annual meeting of shareholders. Nine of our directors attended the 2007 Annual Meeting of Shareholders. Directors also are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. In 2007, our Board met 10 times. All of our incumbent directors attended at least 75% of the meetings of our Board and the committees on which they serve.

Audit Committee

Our Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent auditor. Our Audit Committee also is responsible for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent auditor, the performance of our internal audit function and independent auditor and other significant financial matters. For 2007, our Board designated Joel J. Cohen and Daniel E. Somers as our audit committee financial experts (as defined by SEC rules). In 2007, our Audit Committee met eight times. The Audit Committee Report for 2007 is set forth under the heading “Audit Committee Report.”

Compensation Committee

Composition; Scope of Authority

Each member of our Compensation Committee satisfies the independence requirements of the NYSE and the independence standards set forth in our Corporate Governance Guidelines. Our Compensation Committee’s primary responsibilities include establishing our general compensation philosophy and overseeing the development, implementation and administration of our compensation, benefit and perquisite programs. It also evaluates the performance and sets all aspects of the compensation paid to our Chief Executive Officer and reviews and approves the compensation paid to our other executive officers. In addition, our Compensation Committee is responsible for recommending the form and amount of compensation for our non-employee directors to our Governance Committee. The principle duties and responsibilities of our Compensation Committee are set forth in its charter, which is available on our website at www.chubb.com/investors.

Processes and Procedures

In 2007, our Compensation Committee met five times.

During the first quarter of each year, our Compensation Committee evaluates our performance relative to the pre-established goals under The Chubb Corporation Annual Incentive Compensation Plan (2006) (the Annual Incentive Plan), in the case of annual incentive compensation, The Chubb Corporation Long-Term Stock Incentive Plan (2004) (the 2004 Employee Plan), in the case of long-term incentive awards, and for certain other plans in which our named executive officers identified under the heading “Executive Compensation—Summary Compensation Table” (our NEOs) do not participate. In addition, our Compensation Committee evaluates our Chief Executive Officer’s overall individual performance and contributions over the prior year. Our Chief Executive Officer presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance during the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for both compensation based on prior year performance and target compensation for the current year.

Mid-year, typically in June, our Compensation Committee considers each NEO’s total compensation as compared with that of the named executive officers of a peer group of companies. Information regarding this peer group analysis is set forth under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” This peer group review provides our Compensation Committee with an external basis to evaluate our overall compensation program, including an assessment of its pay to performance relationship. Following this presentation of competitive market data, our Compensation Committee makes decisions, in consultation with our Chief Executive Officer regarding the other NEOs, assessing the need for any modifications to executive compensation opportunities and overall program design for implementation in the following year. Final approval of any program or individual changes typically occurs in the first quarter of the following year, at or around the same time that our Compensation Committee is evaluating overall performance for the just-completed year to determine actual award amounts payable under our incentive-based plans.

Role of Executive Officers

Our Compensation Committee, and through it our Board, retains final authority with respect to our compensation, benefit and perquisite programs and all actions taken thereunder. However, as noted above, our Chief Executive Officer recommends to our Compensation Committee compensation actions for each of the other NEOs. Our Vice Chairmen evaluate the performance of and recommend compensation actions for other members of our senior management team to our Chief Executive Officer. Our Chief Executive Officer, after making any adjustments he deems appropriate, presents these recommendations to our Compensation Committee for consideration and compensation action. Compensation actions for the rest of our employees are determined by management, with our Compensation Committee receiving and approving aggregate statistics (e.g., aggregate incentive compensation and equity awards) by employee level with respect to such actions. None of our employees has a role in determining or recommending the amount or form of non-employee director compensation.

Delegation of Authority

Subject to an aggregate limit of 400,000 shares of our common stock, our Compensation Committee has delegated authority to our Chief Executive Officer to make equity grants to employees at or below the level of Senior Vice President. In accordance with the terms of this delegation of authority, our Compensation Committee reviews all such awards. If our Compensation Committee ratifies the awards, the number of shares so ratified is restored to our Chief Executive Officer’s pool of awardable shares. Our Chief Executive Officer uses this authority to grant performance, promotion, retention and new hire awards. Our Compensation Committee has retained exclusive authority for granting equity awards to employees at or above the level of Senior Vice President, as well as for any of our Senior Vice Presidents subject to the reporting requirements of Section 16 of the Exchange Act.

Role of Executive Compensation Consultant

In 2007, as permitted by its charter, our Compensation Committee retained the services of a compensation consulting firm, Mercer (US) Inc.’s Executive Remuneration Services group (the Consultant), to assist our Compensation Committee in reviewing our compensation strategy and each of our NEO’s total compensation package. At the request of our Compensation Committee, the Consultant provided input on the competitive market for executive talent, evolving executive compensation market practices, program design and regulatory compliance.

Our Compensation Committee determined that there was substantial overlap between the structuring of our compensation programs by our Compensation Committee and their implementation and administration by certain members of management pursuant to the direction and oversight of our Compensation Committee. Our Compensation Committee also determined that requiring management to utilize a separate consultant to assist in such implementation and administration would result in an inefficient use of corporate financial resources. Accordingly, our Compensation Committee authorized our management to utilize the services of the Consultant. However, the Chairman of our Compensation Committee periodically considers the objectivity of the Consultant by reviewing the nature of the services rendered, together with the Consultant’s fees for such services. Pursuant to its charter, our Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the Consultant’s fees and retention terms.

Other groups within Mercer (US) Inc. provide consulting services to management in connection with our medical, prescription and dental benefit plans, as well as pension consulting services to management in connection with our qualified and nonqualified retirement plans. These consulting services include providing actuarial calculations for incurred but not reported claims for our voluntary employees’ beneficiary association and serving as the actuary for our qualified and nonqualified defined benefit pension plans.

Executive Committee

Our Executive Committee, which consists of the Chairman of the Board, our Lead Director and the Chairmen of our Audit, Compensation and Governance Committees, is responsible for overseeing our business, property and affairs during the intervals between the meetings of our Board, if necessary. Our Executive Committee met three times during 2007.

Finance Committee

Our Finance Committee oversees and regularly reviews the purchase and sale of securities in our investment portfolio. In 2007, our Finance Committee met four times.

Governance Committee

Our Governance Committee assists our Board in identifying individuals qualified to become members of our Board and oversees the annual evaluation of our Board and each committee. As provided in its charter, our Governance Committee also makes recommendations to our Board on a variety of corporate governance and nominating matters, including recommending standards of independence, director nominees, appointments to committees of our Board, designees for chairmen of each of our Board committees, non-employee director compensation and corporate governance guidelines. In 2007, our Governance Committee met eight times.

Pension & Profit Sharing Committee

Our Pension & Profit Sharing Committee oversees and regularly reviews our retirement and profit sharing plans. In 2007, our Pension & Profit Sharing Committee met three times.

Compensation Committee Interlocks and Insider Participation

During our 2007 fiscal year, each of Sheila P. Burke, Martin G. McGuinn, Lawrence M. Small, Daniel E. Somers, Karen Hastie Williams and Alfred W. Zollar served on our Compensation Committee. None of these individuals has at any time been an officer or employee of Chubb. During our 2007 fiscal year, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Directors’ Compensation

Our Governance Committee, with the assistance of our Compensation Committee, is responsible for establishing and overseeing non-employee director compensation. The Compensation and Governance Committees consult periodically with the Consultant to evaluate and, if appropriate, adjust non-employee director compensation. To benchmark the competitiveness of our non-employee director compensation, the Compensation and Governance Committees utilize the same peer group of companies described below under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation.” Consistent with our compensation philosophy for our NEOs, our non-employee director compensation program is designed to target total non-employee director compensation in the second quartile of the compensation paid to non-employee directors in this peer group.

Director Compensation Table

The following table sets forth the compensation we paid to our non-employee directors in 2007:

						Change
						in Pension
						Value and
	Fees				Non-Equity	Nonqualified
	Earned				Incentive	Deferred
	or Paid	Stock		Option	Plan	Compensation	All Other
	in Cash	Awards		Awards	Compensation	Earnings	Compensation	Total
Name(1)	($)	($)(2)		($)(3)	($)	($)	($)(4)	($)

Zoë Baird	$115,000	$94,056		—	—	—	$9,603	$218,659
Sheila P. Burke	114,500	94,056		—	—	—	—	208,556
James I. Cash, Jr.	110,000	94,056		—	—	—	—	204,056
Joel J. Cohen	189,000	94,056		—	—	—	—	283,056
Klaus J. Mangold	93,000	94,056		—	—	—	—	187,056
Martin G. McGuinn(5)	59,917	86,420	(5)	—	—	—	—	146,337
David G. Scholey	95,000	94,056		—	—	—	—	189,056
Raymond G.H. Seitz(6)	31,667	—		—	—	—	—	31,667
Lawrence M. Small	91,500	94,056		$289,062	—	—	—	474,618
Jess Søderberg(7)	29,667	62,157	(7)	—	—	—	—	91,824
Daniel E. Somers	128,000	94,056		—	—	—	7,395	229,451
Karen Hastie Williams	109,000	94,056		—	—	—	9,603	212,659
Alfred W. Zollar	114,500	94,056		—	—	—	—	208,556

(1)	Compensation for Mr. Finnegan is not included in this table because he does not receive compensation for services that he renders as a member of our Board. Information regarding Mr. Finnegan’s compensation is set forth below under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

(2)	Pursuant to The Chubb Corporation Long-Term Stock Incentive Plan for Non-Employee Directors (2004) (the 2004 Director Plan), on April 24, 2007, each non-employee director other than Messrs. McGuinn and Søderberg received a target award of 1,239 performance shares valued at $57.75 per share. These awards vested immediately upon grant. Accordingly, the grant date fair value of each of these awards, calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (FAS 123R), is the same as the amount of compensation expense we reflected in our financial statements with respect to each of these awards ($71,552 per non-employee director). The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant adjusted to reflect (i) the anticipated appreciation of our common stock over the performance period and (ii) that these awards do not receive dividend equivalents during the performance period. In addition, on April 24, 2007, each non-employee director other than Messrs. McGuinn and Søderberg received stock units representing the right to receive 413 shares of our common stock valued at $54.49 per share. These awards vested immediately upon grant. Accordingly, the grant date fair value of each of these awards, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to each of these awards ($22,504 per non-employee director). The grant date fair value of each of these awards is estimated based on the fair market value of our common stock on the date of grant.

Including the 2007 stock unit and performance share awards described in the preceding paragraph, as of December 31, 2007, each non-employee director other than Messrs. McGuinn and Søderberg had three outstanding stock unit awards and two outstanding performance share awards. The following table sets forth these awards for each non-employee director other than Messrs. McGuinn and Søderberg as of December 31, 2007:

Grant Date	Stock Units(a)	Performance Shares(a)(b)

April 26, 2005	574	—
April 25, 2006	445	1,333
April 24, 2007	413	1,239

Total	1,432	2,572

(a)	Each stock unit and each performance share has the equivalent value of one share of our common stock.

(b)	Represents target award. Actual payout may range from 0% to 200% of target. Additional information regarding non-employee director performance shares is set forth under the heading “Directors’ Compensation—Stock Awards.” Excludes the April 26, 2005 performance share awards that were earned as of December 31, 2007. The actual payment of these awards was made on February 6, 2008, with each non-employee director other than Messrs. McGuinn and Søderberg receiving, or being entitled to receive, 2,352 shares of our common stock.

(3)	Represents a restoration stock option award to purchase shares of our common stock acquired upon exercise of the original stock option grant pursuant to a predecessor plan to the 2004 Director Plan. This award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($289,062). The fair value of this award was estimated on the grant date using the Black-Scholes option pricing model.

The following table sets forth the option awards outstanding for each non-employee director at December 31, 2007:

	Aggregate Number of
	Shares Subject to
Name	Option Awards(a)

Zoë Baird	40,000
Sheila P. Burke	56,000
James I. Cash, Jr.	8,000
Joel J. Cohen	111,371
Klaus J. Mangold	16,000
Martin G. McGuinn	—
David G. Scholey	48,000
Lawrence M. Small	41,943	(b)
Jess Søderberg	—
Daniel E. Somers	2,000
Karen Hastie Williams	24,000
Alfred W. Zollar	14,400

(a)	All outstanding options are fully vested.

(b)	Includes the 2007 restoration stock option award to purchase 17,943 shares of our common stock, the dollar value of which is reflected in the “Option Awards” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation.”

(4)	Represents premiums paid in 2007 for life insurance policies through which we will fund three of our non-employee directors’ charitable contributions under the Director’s Charitable Award Program. See below under “Directors’ Compensation—All Other Compensation.” At December 31, 2007, five of our other non-employee directors also participated in this program. However, the life insurance premiums relating to their participation in the Director’s Charitable Award Program were fully paid prior to 2007.

(5)	Mr. McGuinn was elected to our Board on June 8, 2007. During 2007, Mr. McGuinn received pro-rated Board and committee retainers and meeting fees in the aggregate amount of $59,917 and, on the date of his election, an equity grant of 1,157 performance shares valued at $56.93 per share and stock units representing the right to receive 384 shares of our common stock valued at $53.52 per share. These awards have the same general terms as those described in footnote (2) above. The performance share award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($65,868). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant adjusted to reflect the anticipated appreciation of our common stock over the performance period and to reflect that this award does not receive dividend equivalents during the performance period. The stock unit award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($20,552). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant. Additional information regarding non-employee director cash compensation is set forth under the heading “Directors’ Compensation—Fees Earned or Paid in Cash” and addition information regarding non-employee director equity compensation is set forth under the heading “Directors’ Compensation—Stock Awards.”

(6)	Mr. Seitz retired from our Board effective as of April 24, 2007.

(7)	Mr. Søderberg was elected to our Board on September 6, 2007. During 2007, Mr. Søderberg received pro-rated Board and committee retainers and meeting fees in the aggregate amount of $29,667 and, on the date of his election, an equity grant of 885 performance shares valued at $53.30 per share and stock units representing the right to receive 295 shares of our common stock valued at $50.80 per share. These awards have the same general terms as those described in footnote (2) above. The performance share award vested immediately upon grant. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($47,171). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant adjusted to reflect the anticipated appreciation of our common stock over the performance period and to reflect that this award does not receive dividend equivalents during the performance period. Accordingly, the grant date fair value of this award, calculated in accordance with FAS 123R, is the same as the amount of compensation expense we reflected in our financial statements with respect to this award ($14,986). The grant date fair value of this award is estimated based on the fair market value of our common stock on the date of grant. Additional information regarding non-employee director cash compensation is set forth under the heading “Directors’ Compensation—Fees Earned or Paid in Cash” and addition information regarding non-employee director equity compensation is set forth under the heading “Directors’ Compensation—Stock Awards.”

Fees Earned or Paid in Cash

The following table summarizes the cash components of our 2007 non-employee director compensation program:

Item	Amount

Annual Director Retainer	$50,000
Lead Director Annual Supplemental Retainer	50,000
Audit Committee Chairman Retainer	20,000
Audit Committee Member Retainer	7,500
Compensation Committee Chairman Retainer	15,000
Compensation Committee Member Retainer	7,500
Executive Committee Retainer	7,500
Finance Committee Member Retainer	7,500
Governance Committee Chairman Retainer	12,500
Governance Committee Member Retainer	7,500
Pension & Profit Sharing Committee Member Retainer	7,500
Board Meeting Fee	2,000
Committee Meeting Fee	2,000

Stock Awards

Background.  The 2004 Director Plan is administered by our Governance Committee with the assistance of our Compensation Committee. Subject to adjustment upon the occurrence of certain events described below, a maximum of 500,000 shares of our common stock may be issued under the 2004 Director Plan.

Pursuant to the 2004 Director Plan, each non-employee director receives an annual equity grant valued at approximately $90,000 (or such higher amount as our Governance Committee may determine, not to exceed the value of 3,000 shares of our common stock). Each annual award consists of performance shares and stock units, with performance shares comprising 75% of the award and stock units comprising the remaining 25% of the award.

The 2004 Director Plan also authorizes our Governance Committee to make grants to non-employee directors in addition to the annual grants described in the preceding paragraph. We anticipate that discretionary grants will be made only to address special circumstances, such as when a director is elected to our Board mid-term or when one or more non-employee directors are called upon to provide services to us above and beyond those services required of non-employee directors generally. In 2007, the Governance Committee exercised this discretionary authority in making grants to Mr. McGuinn, who was elected to our Board in June 2007, and Mr. Søderberg, who was elected to our Board in September 2007.

2007 Stock Awards.  Following our 2007 Annual Meeting of Shareholders on April 24, 2007, each of our non-employee directors other than Messrs. McGuinn and Søderberg received an equity grant of 1,239 performance shares and stock units representing the right to receive 413 shares of our common stock. Mr. McGuinn was elected to our Board on June 8, 2007 and received an equity grant of 1,157 performance shares and stock units representing the right to receive 384 shares of our common stock on that date. Mr. Søderberg was elected to our Board on September 6, 2007 and received an equity grant of 885 performance shares and stock units representing the right to receive 295 shares of our common stock on that date.

As with performance shares awarded to our NEOs under the 2004 Employee Plan described under the heading “Compensation Discussion and Analysis—Components of Executive Compensation,” the actual number of shares payable to each of our non-employee directors can vary from 0% to 200% of the original target performance share award based on our total shareholder return relative to total shareholder returns over a three-year performance period for the other companies in the S&P 500 Index. For information regarding the actual number of performance shares that a non-employee director can earn over the performance period, see the table set forth under the heading

“Compensation Discussion and Analysis—Components of Executive Compensation.” The performance period for all performance shares granted to our non-employee directors in 2007 commenced on January 1, 2007 and ends on December 31, 2009. The ultimate value of the performance share awards also will depend on the value of our common stock at the end of the performance period. Unlike the performance shares awarded to our NEOs, non-employee directors vested immediately in their performance share awards. Accordingly, a non-employee director whose service as a member of our Board terminates during a performance period will be entitled to receive the same payment in respect of performance shares without proration that would have been payable had his or her service continued until the end of the applicable performance period. Any amount payable to a former non-employee director generally would be paid at the same time as amounts in respect of similar awards are paid to other participants in the 2004 Director Plan. However, if a non-employee director is removed from our Board for cause (or resigns in anticipation of such removal), the non-employee director will forfeit all rights to receive any payment in respect of his or her outstanding performance shares.

The stock units vested immediately upon grant and will settle at the earlier of the third anniversary of the grant date or termination of the recipient’s Board service. However, if a non-employee director is removed from our Board for cause (or resigns in anticipation of such removal), the non-employee director will forfeit all rights to receive any payment in respect of his or her outstanding stock units.

Option Awards

Since the adoption of the 2004 Director Plan, the practice of our Governance Committee has been to refrain from granting stock options to non-employee directors. The stock options granted to Mr. Small in 2007 were not granted on a discretionary basis, but rather pursuant to a restoration stock option feature that was included in the terms of stock options granted under predecessor plans to the 2004 Director Plan. The restoration stock option feature provides for an automatic grant of a new stock option if, upon exercise of the original stock option, shares are exchanged in a stock-for-stock exercise. The restoration stock option feature only applies if the original stock option is exercised within seven years of the grant date and if the fair value market of our common stock on the date of exercise is at least 25% higher than the exercise price of the original stock option. The grant date of the restoration stock option is the date of exercise of the original option and the exercise price is the average of the high and low prices of our common stock on the date that the original option is exercised.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

Cash Compensation.  Under the Director Deferred Compensation Program, non-employee directors may defer receipt of all or a portion of their cash compensation. Amounts of deferred compensation are payable at the option of the non-employee director either upon the non-employee director’s termination of service or at a specified date chosen by the non-employee director at the time the deferral election is made. The Director Deferred Compensation Program provides that amounts deferred may be invested in:

•	an interest bearing account;

•	a market value account; or

•	a shareholders’ equity account.

A non-employee director participating in the Director Deferred Compensation Program may elect to receive the compensation deferred in either a lump sum or in annual installments. All amounts are paid in cash, except for the market value accounts which we pay in shares of our common stock. Deferred compensation represents an unsecured obligation payable out of our general corporate assets.

Cash Accounts.  Interest bearing accounts (cash accounts) bear interest at the lesser of 120% of the applicable long-term federal interest rate and Citibank, N.A.’s prime rate in effect on the first day of each January, April, July and October during the deferral period. At December 31, 2007, we maintained cash accounts for three non-employee directors, two of whom deferred 2007 compensation into a cash account pursuant to the Director Deferred Compensation Program.

Market Value Accounts.  Market value accounts, which are denominated in units with one unit having the equivalent value of one share of our common stock, track the value of shares of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice (the credit date), non-employee directors deferring cash compensation into market value accounts are credited with the number of market value units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the closing share price of our common stock on the NYSE on the credit date or on the trading day preceding the credit date if the credit date is not a trading day.

When we pay cash dividends on our common stock, the market value account of each participating non-employee director is credited with the number of market value units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s market value account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2007, we maintained market value accounts for nine non-employee directors, six of whom deferred 2007 compensation into a market value account pursuant to the Director Deferred Compensation Program.

Shareholders’ Equity Accounts.  Shareholders’ equity accounts, which are denominated in units, track the book value per share of our common stock. On each date compensation otherwise would have been paid in accordance with our normal practice, non-employee directors deferring cash compensation into shareholders’ equity accounts are credited with the number of shareholders’ equity units equal to the quotient of:

•	the amount of compensation deferred by the non-employee director, divided by

•	the shareholders’ equity per share as reported in our annual report to shareholders for the immediately preceding year.

When we pay cash dividends on our common stock, the shareholders’ equity account of each participating non-employee director is credited with the number of shareholders’ equity units equal to:

•	the product of (i) the amount of the dividend per share, multiplied by (ii) the number of units in the non-employee director’s shareholders’ equity account on the dividend payment date, divided by

•	the closing share price of our common stock on the NYSE on the dividend payment date or on the trading day preceding the dividend payment date if the dividend payment date is not a trading day.

At December 31, 2007, we did not maintain shareholders’ equity accounts for any of our non-employee directors.

Equity Compensation.  We offer non-employee directors the option of deferring receipt of all or a portion of their equity compensation. Amounts of voluntarily deferred equity are payable at the option of the non-employee director either upon the non-employee director’s termination of service or at a specified date chosen by the non-employee director at the time the deferral election is made. Non-employee directors receive current payment of dividend equivalents on their deferred equity. We declare and pay dividend equivalents on equity held in director deferral accounts at the same rate and at the same time as we declare and pay dividends on our common stock generally. At December 31, 2007, we maintained deferred equity accounts for 10 non-employee directors, seven of whom deferred 2007 equity compensation.

All Other Compensation

Director’s Charitable Award Program.  Effective January 1, 1992, we established the Director’s Charitable Award Program. Under this program, each non-employee director, following his or her first election to our Board by our shareholders, may request that we direct one or more charitable contributions totaling up to $500,000 to eligible tax exempt organizations. We have elected to fund the Director’s Charitable Award Program through the proceeds of “second-to-die” life insurance policies that we have purchased on the lives of the participating non-employee directors. We are the owner and beneficiary of these policies. Non-employee directors have no rights in these policies or the benefits thereunder.

Under the terms of these policies, participating non-employee directors are paired and, upon the death of the second paired non-employee director, we use the proceeds of these policies to fund the contributions to the organizations selected by the non-employee directors. At December 31, 2007, eight non-employee directors were participating in the program. For five of these non-employee directors, we paid the full premium on the life insurance policies through which we fund the program prior to 2007. For the remaining three non-employee directors who were participating in this program as of December 31, 2007, the premiums paid in 2007, which also are reflected in the “All Other Compensation” column of the Director Compensation Table set forth under the heading “Corporate Governance—Directors’ Compensation,” are as follows:

Name	Amount

Zoë Baird	$9,603
Daniel E. Somers	7,395
Karen Hastie Williams	9,603

As described in “Directors’ Compensation—Changes in Director Compensation Policies for 2008,” our Board voted to make changes to the Director’s Charitable Award Program in March 2008. In addition, we may further amend or terminate the Director’s Charitable Award Program at our election at any time. Participating non-employee directors are entitled to change their designated charities at any time.

Changes in Director Compensation Policies for 2008

In March 2008, after a comprehensive review of our non-employee director compensation program by the Compensation and Governance Committees, with the assistance of the Consultant, our Board voted to make the following changes:

•	to increase the annual non-employee director retainer by $10,000 to $60,000;

•	to increase the value of the annual non-employee director equity award by $10,000 to $100,000; and

•	to close the Director’s Charitable Award Program to future participants, with currently eligible participants under the Director’s Charitable Award Program being grandfathered).

OUR BOARD OF DIRECTORS

Our Board oversees our business operations, assets, affairs and performance. In accordance with our long-standing practice, each of our directors other than our Chief Executive Officer is independent. Our Corporate Governance Guidelines provide that no director may be nominated to a new term if the director would be age 72 or older at the time of election.

The name, age, length of service on our Board and principal occupation of each director nominee, together with certain other biographical information, are set forth below. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held. The age of each director is as of April 29, 2008, the date of the 2008 Annual Meeting.

ZOË BAIRD (Age 55)
Director since 1998
Zoë Baird is President of the Markle Foundation, a private philanthropy that focuses on using information and communications technologies to address critical public needs, particularly in the areas of health care and national security. Ms. Baird’s career spans business, government and academia. She has been Senior Vice President and General Counsel of Aetna, Inc., a senior visiting scholar at Yale Law School, counselor and staff executive at General Electric Co., and a partner in the law firm of O’Melveny and Myers. She was Associate General Counsel to President Jimmy Carter and an attorney in the Office of Legal Counsel of the Department of Justice. She served on President Clinton’s Foreign Intelligence Advisory Board from 1993 - 2001 and on the International Competition Policy Advisory Committee to the Attorney General. Ms. Baird served on the Technology & Privacy Advisory Committee to the Secretary of Defense in 2003 - 2004, which advised on the use of technology to counter terrorism. She is on a number of non-profit and corporate boards, including the Convergys Corporation, Boston Properties, and Brookings Institution, among others.

SHEILA P. BURKE (Age 56)
Director since 1997
Faculty Research Fellow, Malcolm Wiener Center for Social Policy, Member of Faculty, J.F. Kennedy School of Government, Harvard University. From 2004 - 2007 Deputy Secretary and Chief Operating Officer, Smithsonian Institution. Ms. Burke previously was Under Secretary for American Museums and National Programs, Smithsonian Institution, from June 2000 to December 2003 and Executive Dean and Lecturer in Public Policy of the John F. Kennedy School of Government, Harvard University, from November 1996 until June 2000. Ms. Burke also serves on the boards of Wellpoint Inc., the Kaiser Commission on the Future of Medicaid and Uninsured, the Georgetown University School of Nursing and Health Studies and the Partnership for Public Service. Ms. Burke also serves as Chair of the Kaiser Family Foundation.

JAMES I. CASH, JR. (Age 60)
Director since 1996
The James E. Robison Emeritus Professor of Business Administration, Harvard University. Dr. Cash was a member of the Harvard Business School faculty from July 1976 to October 2003. He also serves on the boards of General Electric Company, Microsoft Corporation, Wal-Mart and Phase Forward Inc. Dr. Cash also serves on the boards of the National Association of Basketball Coaches Foundation and the Bert King Foundation.

JOEL J. COHEN (Age 70)
Director since 1984
Chairman and Co-Chief Executive Officer of Sagent Advisors Inc., a financial advisory firm, since September 2003. Mr. Cohen has been Lead Director of Chubb’s Board since December 2003 and was Chairman of the Board (non-executive) from December 2002 to December 2003. Mr. Cohen previously was Managing Director and co-head of Global Mergers and Acquisitions at Donaldson, Lufkin & Jenrette Securities Corporation (DLJ), a leading investment and merchant bank, until his retirement in November 2000. He had been associated with DLJ since October 1989. He had previously served as General Counsel to the Presidential Task Force on Market Mechanisms and as a partner of the law firm Davis Polk & Wardwell. Mr. Cohen also serves on the boards of Borders Group, Inc. and Maersk, Inc.

JOHN D. FINNEGAN (Age 59)
Director since 2002
President and Chief Executive Officer of The Chubb Corporation since December 2002 and Chairman since December 2003. Mr. Finnegan previously had been Executive Vice President of General Motors Corporation, which is primarily engaged in the development, manufacture and sale of automotive vehicles, and Chairman and President of General Motors Acceptance Corporation, a finance company and subsidiary of General Motors Corporation, from May 1999 to December 2002. He was Vice President and Group Executive of General Motors and also President of General Motors Acceptance Corporation from November 1997 to April 1999. Mr. Finnegan was associated with General Motors Corporation from 1976 to December 2002. Mr. Finnegan also serves on the Board of Directors of Merrill Lynch & Co., Inc.

KLAUS J. MANGOLD (Age 64)
Director since 2001
Chairman of the Supervisory Board of Rothschild & Cie, Frankfurt and Vice Chairman of Rothschild & Cie, London/Paris. Dr. Mangold previously served as a member of the Board of Management of DaimlerChrysler AG and as Chairman of the Board of Management of DaimlerChrysler Services AG, a provider of financial services and a subsidiary of DaimlerChrysler AG, until December 2003. Daimler AG is primarily engaged in the development, manufacture, distribution, sale and financing of a wide range of automotive products. Dr. Mangold also serves on the Boards of Metro AG, Magna International Inc., Canada and Alstom S.A., Paris.

MARTIN G. McGUINN (Age 65)
Director since 2007
Chairman and Chief Executive Officer of Mellon Financial Corporation from January 1999 until February 2006. Mr. McGuinn held a number of positions during his 25 years at Mellon. Mr. McGuinn recently concluded a one-year term as Chairman of the Financial Services Roundtable. He served as the 2005 President of the Federal Reserve Board’s Advisory Council. Mr. McGuinn serves on the Board of Celanese Corporation and is a member of the Advisory Board of CapGen Financial. Mr. McGuinn also serves on several nonprofit boards, including the Carnegie Museums of Pittsburgh and the University of Pittsburgh Medical Center.

LAWRENCE M. SMALL (Age 66)
Director since 1989
Former Secretary of the Smithsonian Institution, a position he held from January 2000 until March 2007. The Smithsonian Institution is the world’s largest museum and research complex, with 19 museums and galleries, the National Zoo, and several research facilities around the world. Mr. Small previously had been President and Chief Operating Officer of Fannie Mae, a shareholder-owned, New York Stock Exchange listed company and the nation’s largest source of financing for home mortgages, from 1991 to 2000. Mr. Small also serves on the boards of Marriott International, Inc. and New York City’s Spanish Repertory Theatre.

JESS SØDERBERG (Age 63)
Director since 2007
Retired from A.P. Moller-Maersk in November 2007. Mr. Søderberg was Partner and Group CEO of A.P. Moller-Maersk since 1994. He joined the company after graduating with an MBA from the Copenhagen Business School in 1969, and has since held a number of senior financial positions in both the USA and Denmark. Mr. Søderberg was a member of JP Morgan Chase’s International Council until recently, is a member of Danske Bank’s Advisory Board and he is honored as a Knight 1st Degree of the Order of Dannebrog and the Chilean Order of Bernardo O’Higgins.

DANIEL E. SOMERS (Age 60)
Director since 2003
Vice Chairman of Blaylock and Partners LP, an investment banking firm, from January 2002 until September 2007. Mr. Somers previously had been President and Chief Executive Officer of AT&T Broadband, a provider of cable and broadband services, from December 1999 to October 2001 and Senior Executive Vice President and Chief Financial Officer at AT&T Corp., a telecommunications company, from May 1997 to December 1999. Mr. Somers served on the board of The Lubrizol Corporation until February 2007. He is also Vice Chairman of the Board of Trustees of Stonehill College.

KAREN HASTIE WILLIAMS (Age 63)
Director since 2000
Partner, Crowell & Moring LLP, attorneys, from 1982 until her retirement in January 2005. Ms. Williams also serves on the boards of Continental Airlines Inc., Gannett Company, Inc., SunTrust Banks, Inc. and Washington Gas Light Holdings, Inc. She is also a Trustee of Amherst College, the Black Student Fund and the NAACP Legal Defense and Education Fund.

ALFRED W. ZOLLAR (Age 53)
Director since 2001
General Manager, Tivoli Software, IBM Corporation, which manufactures and sells computer services, hardware and software, since July 2004. Mr. Zollar previously had been General Manager, eServer iSeries, IBM Corporation, from January 2003 to July 2004; General Manager, Lotus Software, which designs and develops business software and was a subsidiary of IBM Corporation, from January 2000 to January 2003; General Manager, Network Computing Software Division, IBM Corporation from 1998 to 2000 and General Manager, Network Software, IBM Corporation, from 1996 to 1998. Mr. Zollar also serves on the board of the Executive Leadership Council.

COMMITTEE ASSIGNMENTS

Our Board has established the six committees described above under the headings “Corporate Governance—Audit Committee,” “—Compensation Committee,” “—Executive Committee,” “—Finance Committee,” “—Governance Committee” and “—Pension & Profit Sharing Committee” to assist our Board in fulfilling its responsibilities. The charter for each of our Audit, Compensation and Governance Committees, which are available on our website at www.chubb.com/investors, requires that all members satisfy the independence requirements of the NYSE. Our Governance Committee annually considers committee assignments, with appointments being effective as of the date of the annual meeting of shareholders. Current members of our committees are identified below:

Audit Committee
Joel J. Cohen (Chair)
Zoë Baird
Martin G. McGuinn
Daniel E. Somers
Alfred W. Zollar

Compensation Committee
Daniel E. Somers (Chair)
Sheila P. Burke
Martin G. McGuinn
Karen Hastie Williams
Alfred W. Zollar

Executive Committee
John D. Finnegan (Chair)
James I. Cash, Jr.
Joel J. Cohen
Daniel E. Somers

Finance Committee
John D. Finnegan (Chair)
Sheila P. Burke
Klaus J. Mangold
David G. Scholey
Jess Søderberg

Governance Committee
James I. Cash, Jr. (Chair)
Zoë Baird
Joel J. Cohen
Lawrence M. Small
Karen Hastie Williams

Pension & Profit Sharing Committee
Sheila P. Burke
Klaus J. Mangold
David G. Scholey
Jess Søderberg

AUDIT COMMITTEE REPORT

Purpose

Our Board has formed our Audit Committee to assist our Board in monitoring:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independence and qualifications of our independent auditor;

•	the performance of our internal auditors and independent auditor; and

•	other significant financial matters.

Composition and Meetings

At December 31, 2007, our Audit Committee was comprised of five directors, each of whom our Board determined to be independent and each of whom satisfied the applicable legal and regulatory independence requirements. Mr. Cohen served as the Chairman of our Audit Committee during 2007 and our Board designated him, together with Mr. Somers, as the audit committee financial experts. Information regarding the respective experience of Messrs. Cohen and Somers is set forth under the heading “Our Board of Directors.”

Our Governance Committee and the full Board consider Audit Committee membership annually. Committee appointments are effective as of the date of the annual meeting of shareholders. In addition to Messrs. Cohen and Somers, Ms. Baird and Messrs. McGuinn and Zollar currently serve on our Audit Committee. Our Audit Committee met eight times during 2007.

Charter and Self-Assessment

Our Audit Committee operates pursuant to its written charter, which is available on our website at www.chubb.com/investors. The Audit Committee Charter has been approved by our Audit Committee and our Board and it is subject to review at least annually. It was last revised in February 2006.

Pursuant to its charter, our Audit Committee performs an annual self-assessment. For 2007, our Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.

Appointment of Independent Auditor

Under its charter, our Audit Committee, among other things, is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us. Our Audit Committee has appointed Ernst & Young LLP to serve as independent auditor. Our Audit Committee has recommended to our Board that Ernst & Young’s appointment as independent auditor be submitted for ratification by our shareholders. This matter is described under the heading “Proposal 2—Ratification of Appointment of Independent Auditor.”

Review of Financial Information

Management is responsible for our internal controls over the financial reporting process and the independent auditor is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. Our Audit Committee is charged with overseeing and monitoring these activities on behalf of our Board. During 2007 and the first quarter of 2008, our Audit Committee reviewed and discussed with management and the independent auditor our quarterly financial statements and our audited consolidated financial statements for the year ended December 31, 2007. Our Audit Committee discussed with the independent auditor the matters required to be discussed by the statement on

Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Auditor Independence

The Audit Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent accountant the independent accountant’s independence.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the foregoing, our Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC.

The foregoing report has been furnished by the following members of our Board who comprise our Audit Committee:

Joel J. Cohen (Chair)	Daniel E. Somers
Zoë Baird	Alfred W. Zollar
Martin G. McGuinn

This Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included under the heading “Compensation Discussion and Analysis” pursuant to Item 402(b) of SEC Regulation S-K.

Based upon the review and discussion described in the preceding paragraph, our Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A prepared in connection with the 2008 Annual Meeting and that the “Compensation Discussion and Analysis” be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

The foregoing report has been furnished by the following members of our Board who comprise our Compensation Committee:

Daniel E. Somers (Chair)	Karen Hastie Williams
Sheila P. Burke	Alfred W. Zollar
Martin G. McGuinn

This Compensation Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material, nor shall it be incorporated by reference into any document filed under the Securities Act or the Exchange Act unless we specifically incorporate it by reference.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Executive Compensation Philosophy and Objectives

The property and casualty insurance industry is comprised of hundreds of companies vying for part of the multibillion-dollar market for personal, commercial and specialty lines of insurance coverage. Within this competitive environment, we are considered to be one of the world’s preeminent insurers, offering extensive business and personal insurance solutions globally. We distinguish ourselves with an approach that focuses on providing premier customer service, quality underwriting and highly disciplined cost management. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our global organization on a day-to-day basis and the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

Our executive compensation program is intended to attract, reward and retain a management team with the collective and individual abilities that fit our profile described above. With this philosophy in mind, our executive compensation program is intended to motivate our employees to achieve the following objectives:

•	enhance our market reputation as a provider of the highest quality customer service;

•	attain financial performance, in both the short- and long-term, superior to our peers in the property and casualty insurance industry;

•	take accountability for the performance of the business units and functions for which they are responsible; and

•	make decisions about our business that will maximize long-term shareholder value.

As discussed more fully below, a substantial portion of an executive’s compensation incorporates performance criteria that support and reward achievement of our annual operating plan and long-term business goals. Specifically, compensation decisions for our NEOs are linked to corporate goals based on financial results (annual incentive plan awards), absolute stock price appreciation (restricted stock unit (RSU) and performance share awards) and total shareholder return relative to companies in the S&P 500 Index (performance share awards). For 2007, approximately 70% of Mr. Finnegan’s total target compensation was performance-based. The percentage of performance-based pay relative to total target compensation for the other NEOs was, on average, 66%.

Setting of Executive Compensation

Our Compensation Committee is responsible for establishing the philosophy and objectives that underlie our executive compensation program and guiding its design and administration. Additional information on the structure, scope of authority and operation of our Compensation Committee and the role of the Consultant and management in determining compensation is set forth under the heading “Corporate Governance—Compensation Committee.”

Market Data

Our Compensation Committee, with the assistance of the Consultant, reviews the compensation of similarly situated officers of a representative peer group of companies on an annual basis to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. The peer group is comprised of companies similar in size and scope to us within the property and casualty and broader insurance industries, as well as the financial services industry. In 2007, the 21 companies comprising our peer group were:

ACE Ltd.	Cigna Corp.	Progressive Corp.
Aetna, Inc.	CNA Financial Corp.	Prudential Financial, Inc.
Aflac, Inc.	Genworth Financial, Inc.	Principal Financial Group, Inc.
Allstate Corp.	Hartford Financial Services Group Inc.	Safeco Corp.
American International Group Inc.	Lincoln National Corp.	State Street Corp.
Bank of New York Mellon Corp.	MetLife, Inc.	The Travelers Companies, Inc.
BB&T Corp.	PNC Financial Svcs Grp, Inc.	XL Capital Ltd.

Our Compensation Committee has established what it believes to be challenging performance goals—both on an absolute basis and relative to our peers. Accordingly, total compensation for our NEOs is targeted between the 50th and 75th percentiles of our peer group of companies, combined salary and annual incentive compensation is targeted at the median of our peer group and long-term incentive awards are targeted between the 50th and 75th percentiles. Our emphasis on long-term performance-based compensation supports our need for executives to maintain a longer-term focus on our business, while merit-based salary increases and annual incentive compensation reward the delivery of strong annual results. For 2007, approximately 71% of Mr. Finnegan’s total target compensation represented long-term equity incentive awards. The percentage of long-term equity incentive awards relative to total target compensation for the other NEOs was, on average, 61%.

Individual Performance

Our executive compensation program provides our Compensation Committee with the flexibility to make annual compensation decisions based on individual performance. Specifically, our program was designed to provide our Compensation Committee with the ability to increase or decrease individual compensation, significantly in some cases, to the extent the executive achieves individual annual performance goals and strengthens his or her competencies, performance and potential over a longer period. Our Compensation Committee believes that this flexibility is imperative to reward and recognize the key skills, talents and contributions to annual performance improvements and overall long-term company success. Each year, our Compensation Committee evaluates Mr. Finnegan’s performance. Mr. Finnegan, in turn, presents our Compensation Committee with his evaluation of each of the other NEOs, which includes a review of contributions and performance over the prior year, strengths, weaknesses, development plans, succession potential and compensation recommendations. Our Compensation Committee then makes a final determination of compensation amounts for each NEO with respect to each of the elements of the executive compensation program for actual compensation relative to the preceding year and target compensation for the current year.

Tally Sheets

Our Compensation Committee reviews tally sheets prepared by management and the Consultant on an annual basis. The tally sheets set forth all components of the NEOs’ compensation, including base salary, annual incentive compensation, equity incentive awards, benefits and perquisites, retirement plan accruals and total payments upon various termination scenarios. Our Compensation Committee uses these tally sheets to confirm that it has a full understanding of our NEOs’ comprehensive compensation packages.

Tax Policies

Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” Our Compensation Committee has designed our annual incentive compensation awards (which permit our Compensation Committee to recognize individual performance through the exercise of negative discretion, as it did in 2007) and performance share awards to qualify for the performance-based compensation exception to the $1 million limit. In addition, our NEOs (other than Mr. O’Reilly) generally are required to defer compensation that would not otherwise be deductible. Due to guidance issued in 2007 by the Internal Revenue Service (IRS), the compensation of Mr. O’Reilly, our Principal Financial Officer, is not subject to the Section 162(m) limitation on deductibility.

Our Compensation Committee believes that our shareholders are best served by not restricting our Compensation Committee’s discretion and flexibility in crafting compensation plans and arrangements, such as annual salaries, restricted stock and RSU awards, even though such plans and arrangements may result in certain non-deductible compensation expenses. Accordingly, our Compensation Committee may from time to time approve elements of compensation for certain executive officers that are not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

Components of Executive Compensation

Our executive compensation program consists of annual and long-term compensation and company-sponsored benefit plans. Each component is designed for a specific purpose and contributes to an overall total compensation package that is competitive, predominantly performance-based and valued by our executives.

Annual Salary

Annual salary is designed to provide a fixed level of compensation to our NEOs based on their skill and background, as well as to retain their services. Annual salaries are generally targeted at the median of our peer group because we want to provide attractive and competitive base compensation to ensure our ability to attract and retain superior talent. In addition to considering peer group data, individual performance and contributions, our Compensation Committee determines annual salaries based upon the skills, knowledge and competencies of each NEO, as reviewed and recommended annually by Mr. Finnegan (for all NEOs other than himself). Setting of annual salaries is important because each NEO’s target annual incentive compensation is then developed based on annual salary levels.

Our Compensation Committee reviewed annual salaries for each of our NEOs in March 2007. Based upon the above factors (in particular, the achievement of our fifth consecutive year of record performance), our NEOs, other than Mr. Finnegan, received a 5% increase in 2007 annual salary, on average. Mr. Finnegan’s employment agreement provides for a minimum annual salary of $1,200,000 per year. In 2005, Mr. Finnegan’s annual salary was increased to $1,275,000, which became his new minimum annual salary pursuant to the terms of his employment agreement. As reflected in Mr. Finnegan’s 2007 performance-based compensation payouts, our Compensation Committee determined that Mr. Finnegan’s performance placed him at the top of our peer group. However, our Compensation Committee also determined that his existing annual salary was competitive with annual salaries paid to other chief executive officers in our peer group. Accordingly, his 2007 annual salary remained at $1,275,000.

Annual Incentive Compensation

Our Annual Incentive Plan was designed to support our compensation strategy by linking a significant portion of total annual cash compensation to the achievement of critical business goals on an annual basis. All of our salaried employees, including our NEOs, are eligible to participate in the Annual Incentive Plan.

Incentive Opportunity.  As discussed under the heading “Compensation Discussion and Analysis—Setting of Executive Compensation,” target annual incentive compensation awards (combined with salary) are generally set at the median for executives with commensurate positions at our peer group of companies. Our Compensation Committee establishes the range of potential payments for Mr. Finnegan’s annual incentive compensation based upon its analysis of market data from our peer group of companies and subject to the minimum annual incentive compensation award target of 125% of annual salary provided for in his employment agreement. For the other NEOs, our Compensation Committee establishes the annual incentive compensation payment range after taking into consideration Mr. Finnegan’s recommendations and market data from our peer group of companies. For information regarding the potential ranges of awards under the Annual Incentive Plan for our NEOs in 2007, see the information set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Performance Goals.  For 2007, our Compensation Committee determined that the annual incentive compensation award pool would not be funded unless we achieved 2007 adjusted operating income (net income excluding after-tax realized investment gains and adjusted to account for the loss of investment income attributable to our buyback of shares of our common stock during 2007) greater than 50% of our 2006 adjusted operating income. Our Compensation Committee generally determined 2007 actual incentive compensation awards for our NEOs by applying a performance multiplier (established pursuant to a predetermined formula described below) to the NEOs’ target awards. In March 2007, our Compensation Committee determined that the performance multiplier for our NEOs would be calculated in two steps.

First, our Compensation Committee determined that 2007 adjusted operating income would be the performance goal utilized in determining the 2007 annual incentive compensation award pool for all participants covered by the Annual Incentive Plan. This was a change from the use of operating income per share as the performance goal utilized in determining annual incentive compensation awards for 2006. The investment income adjustment was premised on the notion that our employees should not be impacted by our continuing commitment to return capital to shareholders through the share buyback program. Our Compensation Committee established adjusted operating income as the performance goal for Messrs. Finnegan, O’Reilly, Motamed and Degnan because our Compensation Committee believed that tying annual incentive compensation awards to an operating income goal provided an effective means of directly linking executive compensation to our shareholders’ interests. Under the performance goal established by our Compensation Committee, each percentage increase or decrease in 2007 adjusted operating income relative to 2006 operating income resulted in a proportional increase or decrease in the 2007 annual incentive compensation award pool. For example, if 2007 adjusted operating income was $2,485.4 million (5% higher than the operating income in 2006), the actual incentive compensation award pool would be 5% higher than in 2006. Conversely, if 2007 adjusted operating income was $2,248.7 million (5% lower than the operating income in 2006), the actual incentive compensation award pool would be 5% lower than the annual incentive compensation award pool in 2006.

Second, our Compensation Committee determined that the performance multiplier for calculating the 2007 annual incentive awards for Messrs. Finnegan, O’Reilly, Motamed and Degnan (up to the maximum permitted award) would be derived by dividing the 2007 annual incentive compensation award pool described in the preceding paragraph by the total target awards for all participants covered by the Annual Incentive Plan, including the NEOs (whose target awards for this purpose were adjusted for anticipated negative discretion by our Compensation Committee).

Because Mr. Krump is a business unit executive, his performance multiplier is calculated in the manner described above but further modified by our Compensation Committee to reflect additional goals approved by Mr. Finnegan. These additional goals included his individual performance and results of his business unit relative to the other business units.

Incentive Payouts.  Actual adjusted operating income in 2007 of $2.6 billion was 10% higher than the operating income in 2006. As a result, awards to Messrs. Finnegan, O’Reilly, Motamed and Degnan were set at $3,569,900, $1,494,300, $1,764,000 and $1,438,500, respectively. Our Compensation Committee recognized Mr. Krump’s individual performance and results of his business unit relative to the other business units. As a result, Mr. Krump’s annual incentive compensation award was set at $725,000.

Long-Term Equity Incentive Awards

Equity Incentive Awards.  Long-term equity incentive awards made pursuant to the 2004 Employee Plan were designed to support several of our compensation objectives, including:

•	placing a significant portion of total compensation at risk;

•	linking long-term performance-based awards with shareholder value; and

•	retaining our highly-skilled and valued senior management.

All employees at or above the level of Assistant Vice President (approximately 1,700 employees), including our NEOs, participate in our long-term equity incentive award program. Target long-term equity incentive awards were designed to achieve our desired competitive market position of being between the 50th and 75th percentiles of our peer group of companies and are commensurate with the individual’s level within our organization. For 2007, the target long-term equity incentive award for Mr. Finnegan was $7,600,000. The target long-term equity incentive awards for the other NEOs averaged $2,066,000. These target levels were determined based on analysis of data from our peer group of companies.

Annual equity incentive awards to our NEOs are in the form of performance shares and RSUs. Consistent with our emphasis on performance-based compensation, for officers at or above the level of Senior Vice President, including our NEOs, performance shares generally constitute 75% of the annual equity award, while RSUs generally constitute the remaining 25%. Our 75%/25% mixture of performance shares and RSUs aligns with the practice of our peer group of companies.

Our Compensation Committee manages the potential dilutive effect of equity incentive awards by monitoring our annual “run rate”—the number of shares granted as a percentage of our fully diluted common shares outstanding—relative to the peer companies. Our Compensation Committee also evaluates guidelines used by certain institutional advisory services and considers advice from the Consultant. Our annual run rate remained less than 0.5% in 2007. This decrease is primarily attributable to the fact that fewer full-value shares are needed to provide a target award value in the form of performance shares and RSUs than would be required for an award of stock options as well as the reduction in the number of participants in the 2004 Employee Plan.

Performance Shares.  Performance shares are intended to motivate our senior officers to achieve superior total shareholder return—share price appreciation plus reinvested dividends (TSR)—versus companies in the Standard & Poor 500 Index (S&P 500) over a three-year performance period. We view the 499 other companies in the S&P 500 as the competition for our shareholders’ investment dollars. The value of performance shares is directly linked to the total return delivered to our investors, thus motivating our senior officers to deliver superior returns over an extended performance period. Performance shares also support retention, as they are subject to forfeiture if the recipient’s employment terminates before the shares are settled for any reason other than death, disability, retirement or with the consent of our Compensation Committee.

The number of performance shares earned for each three-year performance period can vary from 0% to 200% of the original target award based on our relative TSR versus S&P 500 companies as follows:

TSR
Percentile	Shares Earned
Ranking	(% of Target)

85th & above	200%
75th	150%
50th	100%
25th	50%
Below 25th	0%

For relative performance between these levels, the number of shares earned is interpolated. The final dollar value of each recipient’s performance share award is also dependent on the price of our common stock at the end of the three-year performance period, thus providing an additional link to shareholders’ interests and providing our senior officers with significant earnings potential based on our results.

The performance period for the performance shares granted in March 2005 ended on December 31, 2007. Our TSR over the performance period was 50.9%, which positioned us at the 68.3rd percentile of companies in the S&P 500. Based on the performance scale above, our NEOs, like all recipients of 2005 performance shares who did not forfeit such shares due to termination of their employment, received payouts in February 2008 equivalent to 136.6% of the target number of performance shares granted in 2005. Information regarding the vesting of each NEO’s respective 2005 performance share award is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.”

The number and grant date value of performance shares granted to our NEOs in 2007 for the performance period running from January 1, 2007 to December 31, 2009 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

RSUs.  RSUs are intended to align management’s interests with those of our shareholders and serve as a strong retention tool for key employees. Like performance shares, RSUs support retention because they generally vest in full on the third anniversary of the date of grant, provided the recipient remains employed by us over that period. The number and grant date value of RSUs granted to NEOs in 2007 is set forth under the heading “Executive Compensation—Grants of Plan-Based Awards.”

Restoration Stock Options.  We discontinued the use of stock options as part of our core long-term equity incentive awards in 2004. However, we still utilize stock option grants as a means of providing tax-efficient equity awards to certain internationally-based employees. In addition, stock options granted to all participants, including our NEOs, under predecessor plans to the 2004 Employee Plan included a restoration option feature that provides the optionee with the right to receive a restoration stock option upon exercise of the original option if shares are exchanged in a stock-for-stock exercise within seven years of the grant date and our stock price is at least 25% above the exercise price on the exercise date. Restoration stock options are granted on the same date the original stock option award is exercised, have an exercise price equal to the average of the high and low prices of our common stock on the grant date and have a term equal to the remaining term of the original option.

Equity Grant Practices.  Our Compensation Committee approves and grants annual equity awards at its regularly scheduled meeting in March based on market data from our peer group of companies and recommendations from Mr. Finnegan for the other NEOs. There is no relationship between the timing of equity incentive award grants and our release of material, non-public information. Although our Compensation Committee has the discretion to do so under the 2004 Employee Plan, our Compensation Committee generally does not make interim equity award grants to employees at or above the level of Executive Vice President, including our NEOs.

As discussed under the heading “Corporate Governance—Compensation Committee,” our Compensation Committee has delegated authority to Mr. Finnegan to grant equity awards under the 2004 Employee Plan to employees at or below the level of Senior Vice President pursuant to guidelines which specify the range of award values an employee could receive based on his or her level within our organization. These guidelines are adjusted on a periodic basis as warranted by competitive market conditions. Grants made by Mr. Finnegan pursuant to this authority are effective on the last business day of the month, with the number of shares awarded determined by dividing the award value by the average of the high and low prices of our common stock on the grant date.

Non-Compete and Clawback Provisions.  To protect our competitive position, since 2005, individual equity award agreements for each of our employees, including our NEOs, have contained non-disclosure, non-solicitation and invention assignment covenants. In addition, the NEO equity award agreements and those of certain other senior officers contain non-competition provisions. Failure to comply with these provisions, among other potential consequences, results in the forfeiture of unsettled awards. Our Compensation Committee also may require repayment of any awards that are settled within one year prior to the breach of the applicable covenant and within one year after termination of employment. Additionally, we may seek an injunction, restraining order or such other equitable relief restraining the officer from committing any violation of the covenants.

Perquisites

We provide certain executives, including each of our NEOs, with a limited range of perquisites. The incremental cost and valuation of these perquisites for the NEOs is set forth under the heading “Executive Compensation—Summary Compensation Table.”

Corporate Aircraft.  During 2007, we owned two corporate aircraft and leased a third. Senior executives use these aircraft to minimize and more efficiently utilize their travel time, protect the confidentiality of their travel and our business and enhance their personal security. Our Board also permits Messrs. Finnegan, O’Reilly, Motamed and Degnan limited use of the corporate aircraft for personal travel. The annual personal use of the corporate aircraft for Mr. Finnegan is limited to 35 hours and for Messrs. O’Reilly, Motamed and Degnan to 20 hours each.

Automobile Use.  We provide Mr. Finnegan with a car and driver for all of his business travel needs to minimize and more efficiently utilize his travel time and enhance his personal security. Mr. Finnegan’s personal use of the car and driver is primarily for his commute to and from the office. We provide all domestic employees at or above the level of Vice President, including our NEOs other than Mr. Finnegan, a monthly automobile allowance of $500. Recipients of this benefit bear the applicable income taxes with respect thereto.

Financial Counseling.  We offer all of our employees at or above the level of Senior Vice President, including our NEOs, financial counseling services. These services include income tax preparation, portfolio management and estate planning. Recipients of this benefit bear the applicable income taxes with respect thereto.

Company-Sponsored Benefit Plans

We maintain company-sponsored retirement and deferred compensation plans for the benefit of all of our salaried employees, including our NEOs. These benefits are designed to assist employees, including our NEOs, in providing for their financial security and personal needs in a manner that recognizes individual goals and preferences.

Retirement Plans.  We maintain the Pension Plan of The Chubb Corporation (the Pension Plan), which is our tax-qualified defined benefit plan, and the Pension Excess Benefit Plan of The Chubb Corporation (the Pension Excess Benefit Plan), which is our nonqualified excess defined benefit plan, to help us attract and retain our employees. Our NEOs participate in the Pension Plan on the same terms and conditions as other employees. Our NEOs participate in the Pension Excess Benefit Plan on the same terms and conditions as other highly compensated employees, except that Mr. Finnegan is entitled to a supplemental pension benefit under his employment agreement (the Pension SERP). Information about our retirement plans is set forth under the heading “Executive Compensation—Pension Benefits.”

We also maintain the CCAP, which is a qualified 401(k) savings plan, for all eligible employees. The CCAP provides employees with an opportunity to voluntarily defer pre-tax or after-tax dollars into a 401(k) account. Chubb provides matching contributions on an annual basis equal to the lesser of 4% or the actual percentage deferred by the participant.

Nonqualified Defined Contribution and Deferred Compensation Plans.  We maintain The Chubb Corporation Key Employee Deferred Compensation Plan (2005) (the 2005 Deferred Compensation Plan) and The Chubb Corporation Executive Deferred Compensation Plan (collectively, the Deferred Compensation Plans), which are our nonqualified deferred compensation plans for our employees at or above the level of Vice President, including our NEOs, to provide them with additional tools to enhance their retirement planning and wealth management. These plans allow participants to defer receipt, and thus the tax liability, of income (salary, annual incentive compensation and equity compensation) to retirement or a later specified date. We also maintain the Defined Contribution Excess Benefit Plan of The Chubb Corporation (the CCAP Excess Benefit Plan), which is our nonqualified excess defined contribution plan, and the CCAP-related supplemental executive retirement plan for Mr. Finnegan pursuant to his employment agreement (the CCAP SERP). None of these plans provide for above-market returns. Information about our nonqualified defined contribution and deferred compensation plans is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.”

Employment and Severance Agreements

In general, it is our Board’s policy not to enter into employment agreements with, or provide executive severance benefits to, our executive officers beyond those generally available to our salaried employees, other than the change in control agreements discussed below. As a result, our NEOs serve at the will of our Board. The only exception to this policy is the employment agreement with Mr. Finnegan that we entered into when he was hired in 2002. Our Compensation Committee believed, and continues to believe, that it is in our best interest and the best interests of our shareholders to have a specific compensation package with incentives and guarantees in order to retain his services. A description of, and the amount of the estimated payments and benefits payable to Mr. Finnegan upon a termination of employment under, his employment agreement is set forth under the heading “Executive Compensation—Potential Payments upon Termination.”

Change in Control Agreements

Our Board has determined that it is in our best interest and the best interests of our shareholders to assure that we will have the continued dedication of Messrs. Finnegan, O’Reilly, Motamed and Degnan in the event of a threat or occurrence of a change in control. Our Board continues to believe that change in control agreements diminish the inevitable distraction of these NEOs by virtue of the personal uncertainties and risks created by a pending or threatened change in control and encourage their full attention and dedication to our business in the event of any pending or threatened change in control. As such, we have individual change in control agreements with Messrs. Finnegan, O’Reilly, Motamed and Degnan. The change in control agreements for Messrs. O’Reilly, Motamed and Degnan require both a change in control event as well as a termination event to trigger benefits. A description of, and the amount of the estimated payments and benefits payable upon a change in control under, these agreements is set forth under the heading “Executive Compensation—Potential Payments upon Termination.”

Stock Ownership Guidelines

Our Board, based upon our Compensation Committee’s recommendation, adopted executive stock ownership guidelines in 2004. Our Compensation Committee believes that these guidelines promote our objective of increasing shareholder value by encouraging senior officers to acquire and maintain a meaningful equity stake in Chubb.

The guidelines were designed to maintain stock ownership at levels high enough to assure our shareholders of our senior officers’ commitment to value creation, while taking into account each individual officer’s need for portfolio diversification. Under these guidelines, senior officers, including each of our NEOs, are expected, over time, to acquire and hold shares of our common stock equal in value to a multiple of their annual salaries. Owned shares, unvested restricted stock, unvested RSUs, shares allocated in our retirement plans and shares deferred until termination of employment count toward satisfying the guidelines. Unexercised stock options and unearned performance shares do not count toward satisfaction of the guidelines. There is a five-year phase-in period beginning on the later of becoming an officer subject to the stock ownership guidelines and the date the guidelines were adopted. Our current stock ownership guidelines are as follows:

Pay Band	Officer Titles Included	Ownership Level

15	Chief Executive Officer	5x Salary
14	Vice Chairman	3x Salary
13	Executive Vice President/Senior Vice President	2x Salary
12	Senior Vice President	1x Salary

Our Compensation Committee reviews the guidelines on a periodic basis and monitors the officers’ progress toward meeting their target ownerships levels. The stock ownership of our NEOs as of the end of 2007 was:

	Target	Target Number	Number of Shares
Name	Ownership Level	of Shares*	Deemed Owned

John D. Finnegan	5x Salary	116,801	484,264
Michael O’Reilly	3x Salary	38,668	188,827
Thomas F. Motamed	3x Salary	41,842	157,344
John J. Degnan	3x Salary	37,225	198,507
Paul J. Krump	2x Salary	16,531	63,694

*	Based on a per share price of $54.58, which was the closing price of our common stock on December 31, 2007, and the respective salaries of our NEOs as of that date.

As shown in the above table, each of our NEOs has met his required number of shares, well ahead of the initial 2009 deadline.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding NEO compensation during 2007 and 2006:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

John D. Finnegan	2007	$1,275,000	—	$7,572,126	—	$3,569,900	$3,542,642	$189,248	$16,148,916
Chairman, President and CEO	2006	1,275,000	—	7,136,716	$1,928,732	3,242,900	3,024,142	154,864	16,762,354

Michael O’Reilly	2007	695,126	—	3,302,743	30,868	1,494,300	1,665,161	104,912	7,293,110
Vice Chairman and CFO	2006	661,251	—	3,702,421	—	1,262,300	1,157,421	103,467	6,886,860

Thomas F. Motamed	2007	752,188	—	3,986,772	—	1,764,000	2,056,766	109,200	8,668,926
Vice Chairman and COO	2006	715,001	—	4,438,189	—	1,502,500	1,389,173	137,546	8,182,409

John J. Degnan	2007	669,188	—	3,211,058	—	1,438,500	941,587	100,947	6,361,280
Vice Chairman and CAO	2006	636,250	—	3,586,370	—	1,215,200	657,610	118,503	6,213,933

Paul J. Krump	2007	447,855	—	413,186	86,683	725,000	425,293	50,704	2,148,721
Executive Vice President	2006	432,875	—	411,572	281,637	659,800	368,979	49,759	2,204,622

(1)	$275,000 of Mr. Finnegan’s salary for 2007 and 2006 was deferred under the 2005 Deferred Compensation Plan. Additional information regarding the 2005 Deferred Compensation Plan is set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” For 2007, salaries earned by our NEOs account for the following percentages of their total compensation: Mr. Finnegan (7.9%), Mr. O’ Reilly (9.5%), Mr. Motamed (8.7%), Mr. Degnan (10.5%), and Mr. Krump (20.8%).

(2)	Reflects the dollar amount recognized for financial statement reporting purposes during 2007 and 2006 for each NEO, as computed pursuant to FAS 123R, disregarding any estimates relating to service-based vesting conditions, in respect of all outstanding RSU, restricted stock and performance share awards as follows:

Employee Equity Award Expensing
				Per Share	Recognized	Recognized
		Grant		Fair Value	2007	2006
Name	Stock Award Type	Date	Shares	($)	($)	($)

John D. Finnegan	RSUs	04/27/2004	54,284	$35.00	$211,105	$633,313
	RSUs	03/03/2005	48,094	39.51	633,398	633,398
	RSUs	03/02/2006	39,892	47.63	633,352	527,793
	RSUs	03/01/2007	37,773	50.30	527,773	0
	Performance Shares	04/27/2004	162,858	32.74	0	1,777,324
	Performance Shares	03/03/2005	144,286	37.02	1,780,490	1,780,489
	Performance Shares	03/02/2006	119,678	44.73	1,784,399	1,784,399
	Performance Shares	03/01/2007	113,320	52.99	2,001,609	0

Michael O’Reilly	RSUs	04/27/2004	19,678	35.00	76,525	229,577
	RSUs	03/03/2005	15,820	39.51	208,349	208,349
	RSUs	03/02/2006	13,122	47.63	208,334	173,611
	RSUs	03/01/2007	12,425	50.30	173,605	0
	Restricted Stock	11/29/2002	17,116	29.21	74,994	99,992
	Performance Shares	04/27/2004	59,036	32.74	0	644,280
	Performance Shares	03/03/2005	47,462	37.02	585,681	585,681
	Performance Shares	03/02/2006	39,368	44.73	0	1,760,931
	Performance Shares	03/01/2007	37,276	52.99	1,975,255	0

Thomas F. Motamed	RSUs	04/27/2004	22,320	35.00	86,800	260,400
	RSUs	03/03/2005	18,826	39.51	247,938	247,938
	RSUs	03/02/2006	15,614	47.63	247,898	206,582
	RSUs	03/01/2007	14,786	50.30	206,593	0
	Restricted Stock	11/29/2002	34,234	29.21	149,996	199,995
	Performance Shares	04/27/2004	66,964	32.74	0	730,800
	Performance Shares	03/03/2005	56,480	37.02	696,964	696,963
	Performance Shares	03/02/2006	46,848	44.73	0	2,095,511
	Performance Shares	03/01/2007	44,359	52.99	2,350,583	0

John J. Degnan	RSUs	04/27/2004	18,784	35.00	73,048	219,147
	RSUs	03/03/2005	15,376	39.51	202,502	202,502
	RSUs	03/02/2006	12,754	47.63	202,491	168,743
	RSUs	03/01/2007	12,077	50.30	168,743	0
	Restricted Stock	11/29/2002	17,116	29.21	74,994	99,992
	Performance Shares	04/27/2004	56,358	32.74	0	615,054
	Performance Shares	03/03/2005	46,134	37.02	569,293	569,294
	Performance Shares	03/02/2006	38,266	44.73	0	1,711,638
	Performance Shares	03/01/2007	36,233	52.99	1,919,987	0

Paul J. Krump	RSUs	04/27/2004	2,856	35.00	11,107	33,320
	RSUs	03/03/2005	2,530	39.51	33,320	33,320
	RSUs	03/02/2006	2,204	47.63	34,992	29,160
	RSUs	03/01/2007	2,112	50.30	29,509	0
	Restricted Stock	12/06/2001	6,000	33.22	0	29,898
	Performance Shares	04/27/2004	8,572	32.74	0	93,549
	Performance Shares	03/03/2005	7,594	37.02	93,710	93,710
	Performance Shares	03/02/2006	6,614	44.73	98,615	98,615
	Performance Shares	03/01/2007	6,337	52.99	111,933	0

The grant date fair values of the RSUs, restricted stock and performance share awards are estimated based on the fair market value of our common stock on the date of grant. The fair value of the performance share awards is adjusted to reflect (i) the anticipated appreciation of our common stock over the performance period and (ii) that these awards do not receive dividend equivalents during such period. For the 2007 and 2006 performance share awards granted to our retirement-eligible NEOs (Messrs. O’Reilly, Motamed and Degnan), amounts recognized equal the full grant date fair value for the grants made to such NEOs, as required pursuant to FAS 123R. Information regarding our FAS 123R calculations is set forth in footnote 13 to the financial statements included in the 2007 Annual Report.

(3)	In 2004, we eliminated stock options from our core long-term equity incentive program. Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes during 2007 and 2006 for each of Messrs. Finnegan, O’Reilly and Krump, as computed pursuant to FAS 123R, in respect of non-discretionary restoration stock options granted to Messrs. Finnegan, O’Reilly and Krump, respectively, upon their exercises in either 2007 and/or 2006 of vested stock options. The restoration stock option feature is described under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.” Restoration stock options are fully vested on the grant date. Accordingly, the grant date fair value of these awards is the same as the amount of compensation expense we reflect in our financial statements with respect to these awards. The grant date fair value of each restoration stock option was estimated using the Black-Scholes option pricing model. Information regarding our FAS 123R calculations is set forth in footnote 13 to the financial statements included in the 2007 Annual Report.

(4)	Reflects 2007 and 2006 incentive compensation paid in March 2008 and March 2007, respectively, under our Annual Incentive Plan. Additional information regarding annual incentive compensation is set forth under the headings “Compensation Discussion and Analysis—Components of Executive Compensation” and “Executive Compensation—Grants of Plan-Based Awards.”

(5)	Reflects solely the aggregate change in pension value for 2007 under our defined benefit plans as follows: Mr. Finnegan’s benefits under the Pension Plan, Pension Excess Benefit Plan and Pension SERP, $45,858, $735,296 and $2,761,488, respectively; Mr. O’Reilly’s benefits under the Pension Plan and Pension Excess Benefit Plan, $911 and $1,664,250, respectively; Mr. Motamed’s benefits under the Pension Plan and Pension Excess Benefit Plan, $86,833 and $1,969,933, respectively; Mr. Degnan’s benefits under the Pension Plan and Pension Excess Benefit Plan, $63,723 and $877,864, respectively; and Mr. Krump’s benefits under the Pension Plan and Pension Excess Benefit Plan, $30,690 and $394,603, respectively. Information regarding our calculations of pension values is set forth in footnote 14 to the financial statements included in the 2007 Annual Report.

(6)	The following table reflects the components for the “All Other Compensation” column for 2007:

	Perquisites	Registrant
	and Other	Contributions
	Personal	to Defined
	Benefits	Contribution	Total
Name	($)(a)	Plans ($)(b)	($)

John D. Finnegan	$48,740	$140,508	$189,248
Michael O’Reilly	45,442	59,470	104,912
Thomas F. Motamed	44,416	64,784	109,200
John J. Degnan	43,777	57,170	100,947
Paul J. Krump	15,241	35,463	50,704

(a)	Except in the case of Mr. Krump’s use of the corporate aircraft, amounts represent the incremental cost to us for each of the respective benefits. In 2007, Mr. Krump traveled on one of our corporate aircraft to ensure his availability at a business function at which his presence was mandatory. Although this was business usage and therefore not a perquisite, a portion of the trip was classified as personal use for federal income tax purposes. We have reflected the amount of income imputed to Mr. Krump in 2007 in connection with this trip in the table above.

The incremental cost of the personal use of corporate aircraft expense for each of the other NEOs is calculated by multiplying the direct operating cost per hour by the NEO’s personal use hours. Direct operating cost of the aircraft is comprised of fuel, landing/parking fees, crew fees and expenses, custom fees, flight services/charts, variable maintenance costs, catering, aircraft supplies and other miscellaneous expenses.

The incremental cost of financial planning represents the actual cost incurred by us.

The incremental cost to us relating to automobiles is the amount of the automobile allowance provided to our NEOs (other than Mr. Finnegan). The incremental cost of Mr. Finnegan’s automobile and driver was calculated by multiplying the variable expenses of owning and operating the car that Mr. Finnegan uses by the personal use percentage of the total vehicle miles in 2007. The variable expenses are comprised of gas, maintenance, driver overtime and miscellaneous driving expenses. Mr. Finnegan’s personal use percentage for 2007 was approximately 16% of the total vehicle miles.

As stipulated in Mr. Finnegan’s employment agreement, we pay the club dues and membership fees associated with his country club membership but do not recognize any incremental cost due to his personal use because club dues and membership fees are generally fixed. For 2007, the club dues and membership fees were $10,695. Mr. Finnegan paid income tax on his personal use of the country club and any additional costs resulting from his personal use were paid directly by him.

Additional information regarding perquisites is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.” Details regarding the amounts included in “Perquisites and Other Personal Benefits” column are set forth in the following table for 2007:

				Company
	Personal Use			Provided
	of Corporate	Financial	Automobile	Automobile
	Aircraft	Planning	Allowance	and Driver	Total
Name	($)	($)	($)	($)	($)

John D. Finnegan	$25,971	$13,006	—	$9,763	$48,740
Michael O’Reilly	35,442	4,000	$6,000	—	45,442
Thomas F. Motamed	32,416	6,000	6,000	—	44,416
John J. Degnan	25,627	12,150	6,000	—	43,777
Paul J. Krump	2,381	6,860	6,000	—	15,241

(b)	Reflects 2007 matching contributions under the CCAP and the CCAP Excess Benefit Plan.

Grants of Plan-Based Awards

The following table sets forth information regarding 2007 grants to our NEOs under our Annual Incentive Plan and 2004 Employee Plan:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	Exercise or	Fair Value
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Base Price	of Stock
		Incentive Plan Awards(1)			Plan Awards(3)			of Stock	Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)(2)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)(6)	($)(7)

John D. Finnegan	03/01/2007	$1,623,200	$1,848,800	$4,335,000
	03/01/2007				56,660	113,320	226,640				$6,004,827
	03/01/2007							37,773			1,899,982

Michael O’Reilly	03/01/2007	679,400	773,900	1,899,500
	03/01/2007				18,638	37,276	74,552				1,975,255
	03/01/2007							12,425			624,978
	02/22/2007								4,684	$53.345	30,868

Thomas F. Motamed	03/01/2007	802,100	913,500	2,207,600
	03/01/2007				22,180	44,359	88,718				2,350,583
	03/01/2007							14,786			743,736

John J. Degnan	03/01/2007	654,100	745,000	1,828,600
	03/01/2007				18,117	36,233	72,466				1,919,987
	03/01/2007							12,077			607,473

Paul J. Krump	03/01/2007	277,300	315,800	857,200
	03/01/2007				3,169	6,337	12,674				335,798
	03/01/2007							2,112			106,234
	02/09/2007								13,295	52.725	86,683

(1)	Represents the range of potential awards to each NEO under our Annual Incentive Plan. The plan is designed so that the Compensation Committee can apply negative discretion to annual awards of each NEO. Accordingly, the amounts represented above reflect the target awards after application of negative discretion by our Compensation Committee. Maximum awards reflect the maximum annual incentive compensation awards established by our Compensation Committee pursuant to Section 162(m) of the Internal Revenue Code. Information regarding the actual payouts under the Annual Incentive Plan is set forth in the “Non-Equity Incentive Plan Compensation” column of the table included under the heading “Executive Compensation—Summary Compensation Table.” Information regarding the structure of the Annual Incentive Plan is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(2)	Represents payouts under the Annual Incentive Plan assuming that 2007 adjusted operating income was 50% of 2006 operating income. No payouts would have been awarded if 2007 adjusted operating income had been less than 50% of 2006 operating income.

(3)	Represents grants to each NEO during 2007 of performance shares under our 2004 Employee Plan. Performance shares are earned, if at all, based on our TSR over a three-year performance period relative to the TSR over the same period for the companies in the S&P 500 Index. No dividend equivalents are paid on performance share awards during the performance period. Information regarding performance targets, vesting and additional performance share award details are set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(4)	Represents RSU grants to each NEO during 2007. The RSUs will vest, subject to continued employment, on the third anniversary of the grant date. RSUs pay dividend equivalents at the same time and in the same amount as dividends are paid on our common stock. Additional information regarding RSUs is set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(5)	Represents restoration stock option grants to Mr. O’Reilly and Mr. Krump during 2007. The restoration stock options were fully vested on the grant date. Additional information regarding restoration stock option grants is set forth under the heading “Executive Compensation—Components of Executive Compensation.”

(6)	Pursuant to the terms of the predecessor plans to the 2004 Employee Plan under which these restoration stock options were granted, the exercise price is calculated based on the average of the high and low prices on the date of grant. For both Mr. O’Reilly and Mr. Krump, the average of the high and low prices resulted in higher exercise prices than if we had used the closing price of our common stock on the date of grant.

(7)	Represents full grant date fair value of stock awards and restoration stock option awards granted to each NEO in 2007, as computed in accordance with FAS 123R. The grant date fair value of each stock award is estimated based on the fair market value of our common stock on the date of grant adjusted, in the case of performance shares, to reflect (i) the anticipated appreciation of our common stock over the performance period and (ii) that these awards do not receive dividend equivalents during the performance period. The grant date fair value of each restoration stock option was estimated using the Black-Scholes option pricing model. Information regarding our FAS 123R calculations is set forth in footnote 13 to the financial statements included in the 2007 Annual Report.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding our NEOs’ equity holdings as of December 31, 2007. The market value of unvested and unearned stock awards is based on the closing price of our common stock on December 31, 2007 of $54.58 per share:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan	Market or
			Plan					Awards:	Payout
			Awards:			Number	Market	Number of	Value of
	Number of	Number of	Number of			of Shares	Value	Unearned	Unearned
	Securities	Securities	Securities			or Units	of Shares	Shares,	Shares, Units
	Underlying	Underlying	Underlying			of Stock	or Units	Units or	or Other
	Unexercised	Unexercised	Unexercised	Option		that	of Stock	Other Rights	Rights that
	Options	Options	Unearned	Exercise	Option	Have Not	that Have	that Have	Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Not Vested	Not Vested	Vested
Name	(#)	(#)	(#)	($)	Date	(#)(1)	($)	(#)(2)	($)

John D. Finnegan	40,650	—	—	$39.7125	12/02/2012
	52,554	—	—	45.8750	12/02/2012
	129,750	—	—	51.4550	12/02/2012
	141,826	—	—	53.5100	12/02/2012	125,759	$6,863,926
								465,996	$25,434,062
Michael O’Reilly	92,014	—	—	35.4250	03/01/2011
	91,810	—	—	36.8400	03/07/2012
	2,810	—	—	53.3450	03/02/2010
	1,874	—	—	53.3450	03/01/2011	41,367	2,257,811
								153,288	8,366,459
Thomas F. Motamed	1,192	—	—	41.9219	03/10/2009	49,226	2,686,755
								182,414	9,956,156
John J. Degnan	—	—	—	—	—	40,207	2,194,498
								148,998	8,132,311
Paul J. Krump	15,682	—	—	36.8400	03/07/2012
	17,840	—	—	41.5975	03/06/2013
	2,104	—	—	47.5000	03/10/2009
	23,100	—	—	52.0200	11/10/2009
	13,663	—	—	52.0200	03/02/2010
	13,295	—	—	52.7250	03/01/2011	6,846	373,655
								25,902	1,413,731

(1)	Represents unvested RSUs for Mr. Finnegan, of which 48,094 RSUs vested on March 3, 2008, 39,892 RSUs will vest on March 2, 2009 and 37,773 RSUs will vest on March 1, 2010. Represents unvested RSUs for Mr. O’Reilly, of which 15,820 RSUs vested on March 3, 2008, 13,122 RSUs will vest on March 2, 2009 and 12,425 RSUs will vest on March 1, 2010. Represents unvested RSUs for Mr. Motamed, of which 18,826 RSUs vested on March 3, 2008, 15,614 RSUs will vest on March 2, 2009 and 14,786 RSUs will vest on March 1, 2010. Represents unvested RSUs for Mr. Degnan, of which 15,376 RSUs vested on March 3, 2008, 12,754 RSUs will vest on March 2, 2009 and 12,077 RSUs will vest on March 1, 2010. Represents unvested RSUs for Mr. Krump, of which 2,530 RSUs vested on March 3, 2008, 2,204 RSUs will vest on March 2, 2009 and 2,112 RSUs will vest on March 1, 2010. Dividend equivalents are paid on RSUs during the restricted period.

(2)	Represents outstanding performance share awards for the 2006-2008 performance period assuming maximum performance (performance was above target as of December 31, 2007) for Messrs. Finnegan, O’Reilly, Motamed, Degnan and Krump in the amounts of 239,356, 78,736, 93,696, 76,532 and 13,228 shares, respectively. Such awards will vest, if at all, on December 31, 2008. Also represents outstanding performance share awards for the 2007-2009 performance period assuming maximum performance (performance was above target as of December 31, 2007) for Messrs. Finnegan, O’Reilly, Motamed, Degnan and Krump in the amounts of 226,640, 74,552, 88,718, 72,466 and 12,674 shares, respectively. Such awards will vest, if at all, on December 31, 2009. Performance shares awarded in 2005 vested on December 31, 2007. Information regarding the vesting of the NEO’s respective 2005 performance shares is set forth under the heading “Executive Compensation—Option Exercises and Stock Vested.” The actual value of awards at the end of the performance period may vary from the valuations indicated above. No dividend equivalents are paid on performance share awards during the performance period.

Option Exercises and Stock Vested

The following table sets forth the value realized by our NEOs with respect to stock option exercises and stock awards that vested in 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired on	Realized
	on Exercise	Exercise	Vesting	on Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(4)

John D. Finnegan	—	—	251,379	$13,265,085
Michael O’Reilly	151,738	$1,556,296	101,627	5,384,926
Thomas F. Motamed	160,064	1,235,030	133,706	7,102,902
John J. Degnan	153,624	1,404,839	98,919	5,244,745
Paul J. Krump	28,744	453,638	13,229	698,083

(1)	Represents the exercise of the following stock options by Mr. O’Reilly: (a) 91,810 shares at an exercise price of $52.0526, (b) 14,950 shares at an exercise price of $53.345, and (c) 44,978 shares at an exercise price of $54.1035. Represents the exercise of the following stock options by Mr. Motamed: (a) 112,554 shares at an exercise price of $52.0528, and (b) 47,510 shares at an exercise price of $51.0516. Represents the exercise of the following stock options by Mr. Degnan: (a) 99,156 shares at an exercise price of $52.0704, and (b) 54,468 shares at an exercise price of $54.3166. Represents the exercise of the following stock options by Mr. Krump: (a) 8,868 shares at an exercise price of $53.0232, and (b) 19,876 shares at an exercise price of $52.725.

(2)	For stock-swap option exercises, value realized is based on the excess of the average of the high and low prices of our common stock on the date of exercise over the exercise price. In the case of stock options exercised through a cashless-sell-all transaction, value realized is based on the market price at the time of the exercise.

(3)	For Mr. Finnegan, represents the vesting of 54,284 RSUs granted in 2004 and the vesting of 197,095 shares in respect of the performance share award granted in 2005. For Mr. O’Reilly, represents the vesting of 17,116 shares of restricted stock granted in 2002, 19,678 RSUs granted in 2004 and 64,833 shares in respect of the performance share award granted in 2005. For Mr. Motamed, represents the vesting of 34,234 shares of restricted stock granted in 2002, 22,320 RSUs granted in 2004 and 77,152 shares in respect of the performance share award granted in 2005. For Mr. Degnan, represents the vesting of 17,116 shares of restricted stock granted in 2002, 18,784 RSUs granted in 2004 and 63,019 shares in respect of the performance share award granted in 2005. For Mr. Krump, represents the vesting of 2,856 RSUs granted in 2004 and 10,373 shares in respect of the performance share award granted in 2005. Receipt of the 54,284 RSUs for Mr. Finnegan, the 22,320 RSUs for Mr. Motamed and the 18,784 RSUs for Mr. Degnan have been deferred until their respective retirements. Information regarding performance share awards is set forth under the heading “Compensation Discussion and Analysis—Components of Executive Compensation.”

(4)	For stock awards, the value realized is based on the average of the high and low prices of our common stock on the vesting date.

Pension Benefits

Pension Plan

Our eligible employees, and certain eligible employees of our subsidiaries, participate in the Pension Plan. Our NEOs participate on the same terms and conditions as other eligible employees, except as noted below. The Pension Plan, as in effect during 2007, provides each eligible employee with annual retirement income beginning at age 65 equal to the product of:

•	the total number of years of participation in the Pension Plan; and

•	1 3/4% of average compensation for the highest five years in the last ten years of participation prior to retirement during which the employee was most highly paid or, if higher, the last 60 consecutive months (final average earnings).

Average compensation under the Pension Plan includes salary and annual incentive compensation. A social security offset is subtracted from this benefit. The social security offset is equal to the product of:

•	the total number of years of participation in the Pension Plan (for years prior to February 1, 2008, this number was capped at 35 years); and

•	an amount related to the participant’s primary social security benefit.

Benefits can commence as early as age 55. However, if pension benefits commence prior to age 65, they may be actuarially reduced. The reduction in the gross benefit (prior to offset for social security benefits) is based on the participant’s age at retirement and years of Pension Plan participation as follows:

•	If the participant has at least 25 years of Pension Plan participation, benefits are unreduced at age 62. They are reduced 2.5% per year from 62 to 60 (5% reduction at 60) and 5% per year from 60 to 55 (30% reduction at 55).

•	If the participant has at least 15 but less than 25 years of Pension Plan participation, benefits are unreduced at age 65. They are reduced 2% per year from 65 to 62 (6% reduction at 62) and 4% per year from 62 to 61 (10% reduction at 61) and 5% per year from 61 to 55 (40% reduction at 55).

•	If the participant has less than 15 years of Pension Plan participation, or if the participant terminates employment with us before age 55, benefits are unreduced at age 65. They are reduced 6.67% per year from 65 to 60 (33.3% reduction at 60) and 3.33% per year from 60 to 55 (50% reduction at 55).

The participant’s social security benefit is reduced based on factors relating to the participant’s year of birth and age at retirement.

Benefits are generally paid in the form of an annuity. If a participant retires and elects a joint and survivor annuity, the Pension Plan provides a 10% subsidy. The portion of the benefit attributable to the cash balance account, as described in the following paragraph, may be paid in the form of a lump sum upon termination of employment.

Effective January 1, 2001, we amended the Pension Plan to provide a cash balance benefit, in lieu of the benefit described above, to reduce the rate of increase in the Pension Plan costs. This benefit provides for a participant to receive a credit to his or her cash balance account every six months. The amount of the cash balance credit increases as the sum of a participant’s age and years of service credit increases from 2.5% to 5% of compensation. The maximum credit of 5% of compensation (subject to the maximum limitation on compensation permitted by the Internal Revenue Code) earned over the preceding six months is made when the sum of a participant’s age and years of service credit equals or exceeds 55 (which is the case for each NEO). Amounts credited to a participant’s cash balance account earn interest at a rate based on the 30-year U.S. treasury bond rate. Participants who were hired by us prior to January 1, 2001 (including Messrs. O’Reilly, Motamed, Degnan and Krump) will receive a benefit under the Pension Plan equal to the greater of the pension benefit described in the preceding paragraphs or the amount calculated under the cash balance formula.

ERISA and the Internal Revenue Code impose maximum limitations on the recognized compensation and the amount of a pension which may be paid under a funded defined benefit plan such as the Pension Plan. The Pension Plan complies with these limitations.

Pension Excess Benefit Plan

We also maintain the Pension Excess Benefit Plan, which is a supplemental, nonqualified, unfunded plan. The Pension Excess Benefit Plan uses essentially the same benefit formula, early retirement reduction factors and other features as the Pension Plan, except that the Pension Excess Benefit Plan recognizes compensation (salary and annual incentive plan compensation) above IRS compensation limits. The Pension Excess Benefit Plan also recognizes deferred compensation for purposes of determining applicable retirement benefits. Benefits under both the Pension Plan and the Pension Excess Benefit Plan are provided by us on a noncontributory basis.

Benefits payable under the Pension Excess Benefit Plan are generally paid in the form of a lump sum, calculated using an interest discount rate of 5%. However, the portion of the benefit that was earned and vested as of December 31, 2004 may be payable in certain other forms, including installment payments and life annuities, if properly elected by the participant and if the participant satisfies the requirements of the Pension Excess Benefit Plan.

Pension SERP—Mr. Finnegan

Under the terms of Mr. Finnegan’s employment agreement, he is entitled to a Pension SERP, which provides a nonqualified and unfunded benefit in addition to those provided under the Pension Plan and the Pension Excess Benefit Plan. The benefit will equal 6% of his final average compensation for each full year of service up to a maximum of 60% of final average compensation offset by benefits under the Pension Plan and Pension Excess Benefit Plan, previous employer pension benefits and social security benefits. The Pension Plan provisions described above with respect to the early retirement discount and joint and survivor benefits apply to the Pension SERP. Under the Pension SERP, Mr. Finnegan’s compensation means the sum of his annual salary plus annual incentive compensation earned for the relevant year (whether or not any such compensation is deferred).

Pension Benefits Table

The following table sets forth information regarding participation by our NEOs in our pension plans as of December 31, 2007:

		Number of	Present Value
		Years	of	Payments During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)(2)	($)

John D. Finnegan	Pension Plan	4	$45,858	—
	Pension Excess Benefit Plan	4	735,296	—
	Pension SERP	5	10,958,920	—
Michael O’Reilly	Pension Plan	37	1,405,580	—
	Pension Excess Benefit Plan	37	9,370,760	—
Thomas F. Motamed	Pension Plan	30	942,436	—
	Pension Excess Benefit Plan	30	7,094,158	—
John J. Degnan	Pension Plan	16	525,815	—
	Pension Excess Benefit Plan	16	3,497,730	—
Paul J. Krump	Pension Plan	25	401,237	—
	Pension Excess Benefit Plan	25	1,623,813	—

(1)	Represents the present value of the NEO’s accumulated pension benefit computed as of the same Pension Plan measurement date we used for 2007 financial statement reporting. The following actuarial assumptions were used:
• Interest discount rate: 6.00%;
•     Future interest crediting rate on cash balance accounts: 5.00%;
•     Mortality table: RP 2000 projected to 2007; and

•	Payment Form:
•     Pension Plan—50% take cash balance account as a lump sum;
•     Pension Excess Benefit Plan—80% take benefit as a lump sum; and
•     Pension SERP—lump sum.

(2)	The figures shown in the table above assume retirement benefits commence at the earliest unreduced retirement age, reflecting the assumptions described in the preceding footnote. However, if the NEO’s employment terminated or he retired on December 31, 2007 (which is the assumption underlying the figures set forth in the “Voluntary Resignation/Retirement” column in the tables under the heading “Executive Compensation—Potential Payments upon Termination”), and plan benefits were immediately payable as lump sums (calculated using the 5% discount rate specified in the plans), the Pension Excess Benefit Plan and Pension SERP benefits, as applicable, would have been as follows:

		Lump Sum
Name	Plan Name	Amount

John D. Finnegan	Pension Excess Benefit Plan	$757,101
	Pension SERP	12,810,046
Michael O’Reilly	Pension Excess Benefit Plan	9,575,328
Thomas F. Motamed	Pension Excess Benefit Plan	8,404,143
John J. Degnan	Pension Excess Benefit Plan	4,006,742
Paul Krump	Pension Excess Benefit Plan	1,511,672

Nonqualified Defined Contribution and Deferred Compensation Plans

Deferred Compensation Plans

Pursuant to the Deferred Compensation Plans, we provide certain of our employees, including our NEOs, with the opportunity to electively defer the payment of certain components of compensation (annual salary, annual incentive compensation, RSUs and performance share awards) that would otherwise be payable to them. Deferred RSUs and performance share awards are deemed to be invested in our common stock. Deferred annual salary and annual incentive compensation are credited with earnings based on the deemed returns that would have been received had such amounts been invested in one of the investment options available under the Deferred Compensation Plans that are generally available for investment in the marketplace and as selected by the participant. Dividends on deferred RSUs and performance share awards are treated the same as an annual salary or annual incentive compensation deferral. The investment options available under the Deferred Compensation Plans are the same as those investment alternatives that are available under the CCAP Plan except for the Chubb Stock Fund. Investment elections may be changed by the participant at any time, at his or her discretion.

CCAP Excess Benefit Plan

We also maintain the CCAP Excess Benefit Plan which is a supplemental, nonqualified, unfunded excess defined contribution plan. The CCAP Excess Benefit Plan recognizes compensation in excess of IRS limits for the CCAP and provides the participants with the applicable company match on eligible compensation. Matching contributions for each of the NEOs equal 4% of plan compensation. Each of our NEOs has elected to defer receipt of matching contribution amounts attributable to the CCAP Excess Benefit Plan. Balances are invested in the Fidelity Stable Value Fund, which is one of the investment funds available under the CCAP. For 2007, the Fidelity Stable Value Fund had a 4.71% return.

CCAP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the CCAP SERP. The CCAP Excess Benefit Plan, like the CCAP, requires a one-year waiting period before a participant becomes eligible for our company matching contributions and has a six-year graded vesting schedule. Mr. Finnegan’s employment agreement, however, provides that he is entitled to the matching contributions for eligible deferrals from his employment date and provides that the CCAP SERP will pay any otherwise unvested company match dollars forfeited under the CCAP and CCAP Excess Benefit Plan if his employment with us terminates prior to his becoming being 100% vested. Amounts credited to the CCAP SERP account earn 5% interest per annum.

ESOP Excess Benefit Plan

In 2004, the company merged the Employee Stock Ownership Plan (the ESOP) and the ESOP Excess Benefit Plan into the respective CCAP and CCAP Excess Plans. No new shares or contributions are credited to balances under the ESOP and the ESOP Excess Benefit Plan. Annual earnings for the ESOP Excess Benefit Plan include only the change in account balance attributable to change in stock price and any dividends.

ESOP SERP—Mr. Finnegan

Mr. Finnegan’s employment agreement also provides that he is entitled to the ESOP SERP. The ESOP and ESOP Excess Benefit Plan included a one-year waiting period prior to entry as well as five years of vesting service. Mr. Finnegan’s employment agreement, however, provides that he was credited with an amount equal to the stock that he would have been entitled under the ESOP and ESOP Excess Benefit Plan from his date of employment and provides that the ESOP SERP account is immediately vested and the balance credited thereunder earns 5% interest per annum.

Nonqualified Defined Contribution and Deferred Compensation Table

The following table sets forth information regarding participation by our NEOs in our nonqualified defined contribution and deferred compensation plans as of December 31, 2007:

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)

John D. Finnegan	$3,212,307	$131,708	$342,106	$100,495	$8,983,322
Michael O’Reilly	—	50,670	67,947	—	1,406,231
Thomas F. Motamed	1,207,735	58,984	68,654	12,946	2,161,350
John J. Degnan	1,016,402	48,370	78,298	10,895	2,233,388
Paul J. Krump	—	26,663	40,179	—	917,115

(1)	Represents RSU deferrals for Messrs. Finnegan, Motamed and Degnan in the amounts of $2,937,307, $1,207,735 and $1,016,402, respectively. Mr. Finnegan’s amount also includes the deferral of $275,000 of his 2007 annual salary. This amount is included in the “Salary” column of the table set forth under the heading “Executive Compensation—Summary Compensation Table.” All of these deferrals were made under the 2005 Deferred Compensation Plan. For 2006, the only deferral amount reported was Mr. Finnegan’s salary deferral of $275,000.

(2)	Represents the company match for the CCAP Excess Benefit Plan.

(3)	The following table reflects the components for the “Aggregate Earnings in Last Fiscal Year” column:

	CCAP Excess			ESOP Excess
	Benefit Plan and	Deferred	Appreciation and	Benefit Plan and
	CCAP SERP	Compensation	Dividends on	ESOP SERP
	Earnings	Earnings	Deferred RSUs	Earnings	Total
Name	($)	($)	($)	($)	($)

John D. Finnegan	$21,007	$79,970	$228,907	$12,222	$342,106
Michael O’Reilly	22,613	—	—	45,334	67,947
Thomas F. Motamed	15,940	—	23,436	29,278	68,654
John J. Degnan	14,334	3,221	19,723	41,020	78,298
Paul J. Krump	7,013	21,591	—	11,575	40,179

(4)	Represents dividends paid on deferred vested RSUs for Messrs. Finnegan, Motamed and Degnan.

Potential Payments upon Termination

Accrued Compensation and Benefits

As of December 31, 2007, each of our NEOs was fully entitled to the amounts set forth under the heading “Executive Compensation—Pension Benefits” and the amounts set forth under the heading “Executive Compensation—Nonqualified Defined Contribution and Deferred Compensation Plans.” In addition, at that date, each NEO was entitled to receive all earned but unpaid salary, other vested long-term equity awards (as set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” and the other applicable tables set forth under the heading “Executive Compensation”), amounts held in his account under the CCAP and employee welfare plans.

Termination Events

Disability or Death.  With the exception of Mr. Finnegan, a termination of employment due to disability or death does not entitle our NEOs to payments or benefits that are not generally available to salaried employees.

Equity Awards.  With respect to equity awards, under the terms of the 2004 Employee Plan, upon the disability or death of a participant, including each of our NEOs, the participant or the participant’s estate, as applicable, would receive pro-rata vesting of the unvested portion of outstanding RSUs and continuation of the exercise period within which the participant or the participant’s estate may exercise outstanding options through the stated expiration date of such options. With respect to performance share awards, if a participant’s employment terminates due to disability or death on or after the completion of the first calendar year of any performance period, the participant or the participant’s estate, as applicable, would receive all of the performance shares for the performance period that would have been earned had the participant continued employment for the full period (with payments contingent on our relative TSR over the performance period).

Mr. Finnegan.  In addition to the equity vesting provisions described in the preceding paragraph, Mr. Finnegan’s employment agreement calls for us to provide him with a death benefit equal to fives times his annual salary as of the time of his death. We provide all of our salaried employees, including Mr. Finnegan, with life insurance coverage under our group life plan in an amount equal to the employee’s annual salary. The remainder of Mr. Finnegan’s death benefit (four times his annual salary) is in the form of an unsecured, uninsured claim against our general corporate assets. In the event of Mr. Finnegan’s disability, his employment agreement provides that he is entitled to receive a disability benefit equal to 60% of his annual salary as of the date of disability until he reaches age 65. We provide this coverage in the form of an unsecured, uninsured disability benefit. Mr. Finnegan’s employment agreement also provides that he or his estate, as applicable, would be entitled to a pro-rata portion of the annual incentive compensation award he would have received for the year of his disability or death. For purposes of Mr. Finnegan’s employment agreement, disability means Mr. Finnegan’s inability to perform his duties on a full-time basis for six consecutive months as a result of incapacity due to mental or physical illness.

Retirement.  Each of Messrs. O’Reilly, Motamed and Degnan is eligible for retirement under many of our compensation and benefit plans and arrangements. Accordingly, other than in connection with a termination for cause or a change in control, the termination of employment of any of these individuals would be treated as a retirement, as is the case for all of our retirement-eligible salaried employees. As such, pursuant to the terms of the 2004 Employee Plan and its predecessor plans, upon termination of his employment, other than for cause or in connection with a change in control, each of Messrs. O’Reilly, Motamed and Degnan would receive pro-rata vesting of the unvested portion of outstanding RSUs, continued vesting of all performance shares for which the first calendar year of the performance period has been completed (with payments contingent on actual performance for the performance period) and continuation of the exercise period within which he may exercise his outstanding options through the stated expiration date of such options.

For Cause Termination.  None of our NEOs is entitled to any additional payments or benefits in the event we terminate his employment for cause. Under the 2004 Employee Plan, cause means:

•	the willful failure of a participant to perform his or her employment-related duties or gross negligence in the performance of such duties;

•	a participant’s willful or serious misconduct that has caused or could reasonably be expected to result in material injury to our business or reputation;

•	a participant’s indictment for a crime constituting a felony; or

•	a material breach by a participant of any written covenant or agreement with us or any of our written policies.

The 2004 Employee Plan provides that the definition of cause in an employment or severance agreement will govern in lieu of the foregoing definition. Accordingly, the definition of cause in Mr. Finnegan’s employment agreement applies for purposes of the 2004 Employee Plan. Therefore, in his case, cause means:

•	Mr. Finnegan’s willful and continued failure to perform his duties under the terms of his employment agreement;

•	Mr. Finnegan’s willful engagement in any malfeasance, fraud, dishonesty or gross misconduct in connection with his position as our President and Chief Executive Officer or as a member of our Board that causes us material damage;

•	Mr. Finnegan’s conviction of, or plea of guilty or nolo contendere to, a felony; or

•	Mr. Finnegan’s breach of certain representations, warranties and covenants contained in his employment agreement that materially damage or could reasonably be expected to materially damage us.

Voluntary Resignation.  Mr. Krump is not entitled to any payments or benefits that are not available to salaried employees generally upon voluntary resignation. As discussed above, Messrs. O’Reilly, Motamed and Degnan are retirement-eligible for purposes of many of our plans. Accordingly, a resignation by any of them would be treated as a retirement under such plans. Under Mr. Finnegan’s employment agreement, in the event of his voluntary resignation, he is entitled to receive retiree health benefits pursuant to our retiree health plans that would be available to an employee with 32 years of service with us.

Involuntary Termination without Cause.  Except for Mr. Finnegan and as discussed below for Messrs. O’Reilly, Motamed and Degnan in connection with a change in control, neither a termination of employment by us without cause nor a demotion or other constructive termination would entitle our NEOs to any payments or benefits that are not available to salaried employees generally. The severance policy applicable to all of our salaried employees generally provides two weeks of severance pay for each year of service up to a maximum of 52 weeks. As discussed above, Messrs. O’Reilly, Motamed and Degnan are all retirement-eligible for purposes of many of our plans. Accordingly, for any of them, an involuntary termination without cause would be treated as a retirement under such plans.

Mr. Finnegan’s employment agreement provides that, upon the termination of his employment without cause, his constructive termination or in the event we elect not to renew his employment agreement in accordance with its terms, he is entitled to receive the following benefits beyond those generally available to our salaried employees:

•	current annual salary (without proration)

•	pro-rated annual incentive compensation for the year of his termination;

•	a severance payment equal to the sum of up to 2.5 times (with the 2.5 multiple being subject to reduction as described below) the sum of his then-current annual salary and the average amount of his annual incentive compensation paid in the preceding three years;

•	up to 2.5 years of additional age and service credit for purposes of his supplemental retirement benefits (with the 2.5 multiple being subject to reduction as described below);

•	up to 2.5 years of continued health and welfare benefits (with the 2.5 multiple being subject to reduction as described below) under our employee welfare plans and then retiree benefits; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would accelerate and vest in full (subject to the achievement of the performance goals in the case of performance shares) and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term.

In the case of our non-renewal of his employment agreement only, the 2.5 multiplier decreases by 0.5 when Mr. Finnegan attains age 58 and decreases by an additional 0.5 on each of anniversary of such date so that when Mr. Finnegan turns 62, this multiplier will be zero. In addition, the obligation to continue to provide health and welfare benefits would cease if Mr. Finnegan receives such benefits from a new employer. As of December 31, 2007, Mr. Finnegan’s severance multiplier was equal to 2.5.

Under Mr. Finnegan’s employment agreement, constructive termination means his voluntary termination of employment following:

•	a reduction in Mr. Finnegan’s annual salary or target annual incentive compensation;

•	our failure to appoint Mr. Finnegan as our President and Chief Executive Officer and as a member of our Board or his removal from any of these positions;

•	a material diminution in Mr. Finnegan’s duties or responsibilities or the assignment to him of duties or responsibilities materially inconsistent with his position and status as our President and Chief Executive Officer;

•	a material change in Mr. Finnegan’s reporting relationship so that he no longer reports solely to our Board in his positions as President and Chief Executive Officer;

•	our breach of any of material obligations to Mr. Finnegan under the terms of his employment agreement;

•	our breach of certain representations, warranties and covenants set forth in Mr. Finnegan’s employment agreement; or

•	our requiring that Mr. Finnegan’s principal location of employment to be at any office or location more than 50 miles from our corporate headquarters in Warren, New Jersey.

Mr. Finnegan’s employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Change in Control

Equity Awards.  Under the terms of the 2004 Employee Plan, if outstanding equity awards are assumed by an acquirer in accordance with the terms of the 2004 Employee Plan, the awards would remain outstanding and vesting would not accelerate. In the event of a change in control in which the acquirer did not assume outstanding equity awards in accordance with the 2004 Employee Plan, RSUs would vest in full and performance share awards would become earned and payable at 100% of the applicable target award. These provisions would apply to the outstanding RSUs and performance share awards held by Messrs. O’Reilly, Motamed, Degnan and Krump as of December 31, 2007. The impact of a change in control on Mr. Finnegan’s equity awards is discussed below. For purposes of the 2004 Employee Plan, change in control is defined as:

•	the acquisition of 20% or more of our shares by any person;

•	a change in a majority of the members of our Board due to a proxy contest or tender or exchange offer; or

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction.

Mr. Finnegan.  Upon the occurrence of a change in control (as defined below), Mr. Finnegan’s employment agreement would be superseded by his change in control employment agreement with us. Mr. Finnegan’s change in control employment agreement provides generally that the terms and conditions of his employment (including position, location and benefits) may not be adversely changed during the three-year period after a change in control. The change in control employment agreement contains a double trigger mechanism such that (i) if a change in control occurs, and (ii) Mr. Finnegan’s employment is terminated (other than for cause, death or disability), or constructively terminated, during the three-year period following a change in control, Mr. Finnegan would be entitled to receive:

•	pro-rated annual incentive compensation through the date of termination for the year in which the termination of employment occurs;

•	three times the sum of his then-current annual salary and highest annual bonus over the past three years, including any bonus payable for the current year;

•	three years of additional age and service credit for purposes of the supplemental retirement benefits;

•	three years of continued health and welfare benefits (or, if shorter, until a new employer provides these benefits) under our employee welfare plans and thereafter retiree benefits;

•	up to $100,000 of outplacement services; and

•	if any payments or benefits that Mr. Finnegan receives are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code on golden parachute payments, an additional payment to him to restore him to the after-tax position that he would have been in if the excise tax had not been imposed.

In addition, any outstanding equity awards would vest and his stock options would continue to be exercisable until the earlier of the fifth anniversary of the date of termination of his employment or the expiration of the option term. Mr. Finnegan also is entitled to reimbursement for legal fees he incurs as a result of the termination of his employment.

For purposes of Mr. Finnegan’s change in control employment agreement, change in control means:

•	the acquisition of 20% or more of our outstanding common stock by any person;

•	continuing directors (or their approved successors) ceasing to constitute a majority of our Board;

•	a merger, reorganization or similar transaction (including a sale of substantially all assets), where our shareholders immediately prior to such transaction do not control more than 50% of the surviving entity immediately after the transaction; or

•	shareholder approval of any plan or proposal for our liquidation or dissolution.

Mr. Finnegan’s change in control employment agreement requires Mr. Finnegan to comply with confidentiality, non-competition and non-solicitation covenants. The non-competition and non-solicitation provisions run during the term of Mr. Finnegan’s employment through the second anniversary of the termination thereof.

Vice Chairmen Change in Control Agreements.  In addition to the above terms with respect to equity awards, we have entered into change in control agreements with Messrs. O’Reilly, Motamed and Degnan. These agreements come into effect in the event that the employment of any of these individuals is terminated (other than as a result of death, disability, retirement, voluntary termination by the individual or for cause) or is constructively terminated within two years after the effective date of the change in control (as defined below). Upon actual or constructive termination following a change in control, the affected individual is entitled to receive a severance payment equal to two times the sum of:

•	the individual’s then-current annual salary; and

•	the average amount of the individual’s annual incentive compensation for the last three years;

provided that the amount of the severance payment cannot exceed the amount the individual would have received had he remained in our employment until his normal retirement age under the Pension Plan. In addition to severance, the individual also is entitled to reimbursement for legal fees incurred by the individual as a result of the termination and continuation of health and other welfare benefits for a period of two years after the date of termination. The agreements do not provide for a gross-up of any excise taxes that might be triggered by these payments.

For purposes of these agreements, change in control means:

•	following a tender or exchange offer, a proxy contest or a merger, consolidation or sale of substantially all of our business or our assets, the members of our Board immediately prior to the event do not constitute a majority of our Board following such event and for one year thereafter; or

•	any person acquires more than 25% of our outstanding common stock.

For purposes of these agreements, cause means:

•	the individual’s willful and continued failure to perform his duties;

•	the individual’s willful engagement in misconduct which is materially injurious to us.

For purposes of these agreements, constructive termination means the individual’s voluntary termination of employment following the occurrence of certain events, including:

•	the assignment to the individual, without his express written consent, of any duties inconsistent with his positions, duties, responsibilities, authority and status immediately prior to the change in control;

•	a change in reporting responsibilities, titles or offices as in effect immediately prior to the change in control or any removal of, or any failure to re-elect, the individual to any of such positions, except in limited circumstances;

•	a reduction in the individual’s annual salary as in effect at the time of the change in control;

•	our failure to continue the individual’s participation in certain compensation plans in effect at the time of the change in control; or

•	our requiring the individual to maintain his principal office or conduct his principal activities anywhere other than our corporate headquarters located within the New York Metropolitan area (including Warren, New Jersey).

Mr. Krump.  Mr. Krump is not entitled to any payments or benefits beyond those available to salaried employees generally upon a change in control.

Estimate of Incremental Potential Payment

The following tables quantify the additional payments and benefits under the compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment under the termination scenarios described above that are beyond those generally available to our salaried employees. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon a triggering event can only be determined at the time of the triggering event.

John D. Finnegan
					Involuntary
					Termination or
			Voluntary		Constructive
			Resignation/	Involuntary	Termination
	Death	Disability	Retirement	Termination	after Change in
Payment Type	($)	($)	($)	($)	Control ($)

Cash Payment(1)(2)	$5,100,000	$4,034,854	—	$9,427,167	$14,534,700
RSUs(3)	4,248,998	4,248,998	—	6,863,926	6,863,926
Performance Shares(4)	25,434,062	25,434,062	—	25,434,062	12,717,031
Retirement Benefits(5)	—	—	—	9,256,456	11,154,109
Retiree Medical Benefits(6)	106,600	191,129	$191,129	191,129	191,129
Other Benefits(7)	26,012	26,012	—	26,012	126,012
Gross-up on Excise Tax(8)	—	—	—	—	18,639,541

Total	$34,915,672	$33,935,055	$191,129	$51,198,752	$64,226,448

(1)	In the event of death, reflects an incremental death benefit of four times annual salary as of December 31, 2007 ($1,275,000). In the event of disability, reflects the present value of payments equal to 60% of annual salary until age 65. In the event of a termination without cause, reflects a multiple of annual salary as of December 31, 2007 and the average of Mr. Finnegan’s last three annual incentive compensation awards ($2,495,867). In the event of a termination without cause or a constructive termination in connection with a change in control, reflects a multiple of annual salary and the highest of his last three annual incentive compensation awards ($3,569,900).

(2)	Except for the amount listed under Involuntary Termination or Constructive Termination after Change in Control, these amounts do not include any amounts attributable to Mr. Finnegan’s 2007 annual incentive compensation award to be paid in March 2008 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $54.58 per share on December 31, 2007.

(4)	Reflects fair market value of accelerated unearned performance shares based on our closing stock price of $54.58 per share on December 31, 2007. In the case of a termination of Mr. Finnegan’s employment without cause or due to death or disability, the number of performance shares that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Finnegan’s outstanding performance share awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an involuntary termination or constructive termination after a change in control, the number of performance shares that vest would be based on target performance.

(5)	Reflects the value attributable to additional age and service credit under Mr. Finnegan’s Pension SERP.

(6)	Mr. Finnegan’s employment agreement provides for retiree medical benefits assuming that Mr. Finnegan had 32 years of service at retirement. None of our other employees hired on or after January 1, 1999 receives company-subsidized retiree medical benefits. The present value of these benefits is calculated based on the assumptions used for financial reporting purposes at year-end 2007, including a discount rate of 6.0%, medical trend of 8.75% in 2008 grading down to 5% per year in 2014 and later and assuming retirement at December 31, 2007.

(7)	Represents outplacement benefits (in the case of a termination in connection with a change in control) and executive financial counseling.

(8)	This calculation is an estimate for proxy disclosure purposes only. Payments upon a change in control may differ based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analyses. For purposes of this calculation, no portion of the performance shares that would accelerate upon a change in control have been treated as reasonable compensation for services rendered prior to the change in control or no value has been attributed to non-competition covenants.

Michael O’Reilly
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change
	Death	Disability	Retirement	Termination	in Control
Payment Type	($)	($)	($)(1)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$1,008,664
RSUs(4)	$1,397,685	$1,397,685	$1,397,685	$1,397,685	2,257,811
Performance Shares(5)	8,366,459	8,366,459	8,366,459	8,366,459	4,183,230
Other Benefits(6)	12,000	12,000	12,000	12,000	18,200

Total	$9,776,144	$9,776,144	$9,776,144	$9,776,144	$7,467,905

(1)	Mr. O’Reilly was eligible for retirement as of December 31, 2007.

(2)	Figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation (reduced as described in the next sentence) based on Mr. O’Reilly’s annual salary as of December 31, 2007 ($703,500) and the average of his last three annual incentive compensation award payments ($963,533). Since Mr. O’Reilly will reach normal retirement age during the two-year period, his cash payments cease as of his normal retirement age.

(3)	Does not include any amounts attributable to Mr. O’Reilly’s 2007 annual incentive compensation award to be paid in March 2008 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $54.58 per share on December 31, 2007.

(5)	Reflects fair market value of accelerated unearned performance shares based on our closing stock price of $54.58 per share on December 31, 2007. In the case of a termination of Mr. O’Reilly’s employment due to death, disability, retirement or termination without cause, the number of performance shares that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. O’Reilly’s outstanding performance share awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an involuntary termination or constructive termination after a change in control, performance shares would become payable at 100% of the applicable target award.

(6)	Represents the value attributable to two years of executive financial counseling ($12,000) and, in the case of a termination in connection with a change in control, two years of life insurance premiums ($6,200).

Thomas F. Motamed
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change
	Death	Disability	Retirement	Termination	in Control
Payment Type	($)	($)	($)(1)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$3,819,900
RSUs(4)	$1,663,162	$1,663,162	$1,663,162	$1,663,162	2,686,755
Performance Shares(5)	9,956,156	9,956,156	9,956,156	9,956,156	4,978,078
Other Benefits(6)	12,000	12,000	12,000	12,000	16,370

Total	$11,631,318	$11,631,318	$11,631,318	$11,631,318	$11,501,103

(1)	Mr. Motamed was eligible for retirement as of December 31, 2007.

(2)	Figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two times the sum of Mr. Motamed’s annual salary as of December 31, 2007 ($761,250) and the average of his last three annual incentive compensation award payments ($1,148,700).

(3)	Does not include any amounts attributable to Mr. Motamed’s 2007 annual incentive compensation award to be paid in March 2008 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $54.58 per share on December 31, 2007.

(5)	Reflects fair market value of accelerated unearned performance shares based on our closing stock price of $54.58 per share on December 31, 2007. In the case of a termination of Mr. Motamed’s employment due to death, disability, retirement or termination without cause, the number of performance shares that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Motamed’s outstanding performance share awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an involuntary termination or constructive termination after a change in control, performance shares would become earned and payable at 100% of the applicable target award.

(6)	Represents the value attributable to two years of executive financial counseling ($12,000) and, in the case of a termination in connection with a change in control, two years of life insurance premiums ($4,370).

John J. Degnan
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change
	Death	Disability	Retirement	Termination	in Control
	($)	($)	($)(1)	($)	($)

Cash Payment(2)(3)	—	—	—	—	$2,834,393
RSUs(4)	$1,358,496	$1,358,496	$1,358,496	$1,358,496	2,194,498
Performance Shares(5)	8,132,311	8,132,311	8,132,311	8,132,311	4,066,155
Other Benefits(6)	24,300	24,300	24,300	24,300	45,530

Total	$9,515,107	$9,515,107	$9,515,107	$9,515,107	$9,140,576

(1)	Mr. Degnan was eligible for retirement as of December 31, 2007 under all plans except our retiree medical plan.

(2)	Figure reflected in the “Involuntary Termination or Constructive Termination after Change in Control” column represents two years of compensation (reduced as described in the next sentence) based on Mr. Degnan’s annual salary as of December 31, 2007 ($677,250) and the average of his last three annual incentive compensation award payments ($930,300). Since Mr. Degnan will reach normal retirement age during the two-year period, his cash payments will cease as of his normal retirement age.

(3)	Does not include any amounts attributable to Mr. Degnan’s 2007 annual incentive compensation award to be paid in March 2008 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(4)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $54.58 per share on December 31, 2007.

(5)	Reflects fair market value of accelerated unearned performance shares based on our closing stock price of $54.58 per share on December 31, 2007. In the case of a termination of Mr. Degnan’s employment due to death, disability, retirement or termination without cause, the number of performance shares that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Degnan’s outstanding performance share awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an involuntary termination or constructive termination after a change in control, performance shares would become earned and payable at 100% of the applicable target award.

(6)	Represents the value attributable to two years of executive financial counseling ($24,300) and, in the case of a termination in connection with a change in control, two years of (i) life insurance premiums ($5,970) and (ii) medical and dental coverage ($15,260).

Paul J. Krump
					Involuntary
					Termination or
					Constructive
			Voluntary		Termination
			Resignation/	Involuntary	after Change
	Death	Disability	Retirement	Termination	in Control
	($)	($)	($)(1)	($)	($)

Cash Payment(2)	—	—	—	—	—
RSUs(3)	$228,799	$228,799	—	—	$373,655
Performance Shares(4)	1,413,731	1,413,731	—	—	706,866
Retirement Benefits(5)	—	—	—	—	—
Other Benefits(6)	13,720	13,720	—	13,720	13,720

Total	$1,656,250	$1,656,250	—	$13,720	$1,094,241

(1)	Mr. Krump was not eligible for retirement as of December 31, 2007.

(2)	Does not include any amounts attributable to Mr. Krump’s 2007 annual incentive compensation award to be paid in March 2008 and disclosed under the heading “Executive Compensation—Summary Compensation Table.”

(3)	Reflects fair market value of accelerated unvested RSUs based on our closing stock price of $54.58 per share on December 31, 2007.

(4)	Reflects fair market value of accelerated unearned performance shares based on our closing stock price of $54.58 per share on December 31, 2007. In the case of a termination of Mr. Krump’s employment due to death, disability or without cause, the number of performance shares that vest would be based on our actual performance at the end of the performance period and, for purposes of this calculation, reflects the same performance assumptions used for Mr. Krump’s outstanding performance share awards set forth under the heading “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.” In the event of an involuntary termination or constructive termination after a change in control, performance shares would become earned and payable at 100% of the applicable target award.

(5)	In the event of death, the Pension Plan and Pension Excess Benefit Plan provide for a pre-retirement survivor’s benefit with an incremental value of $2,258,069. For Mr. Krump, the pre-retirement survivor’s benefit is more valuable than the benefits that he would have received in the event of a voluntary termination due to his commencement of employment prior to January 1, 2001.

(6)	Represents the value attributable to continuation of two years of executive financial counseling.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information with respect to our equity compensation plans as of December 31, 2007:

Number of
	Number of				Securities Remaining
	Securities				Available for Future
	to Be Issued		Weighted-Average		Issuance under
	upon Exercise of		Exercise Price of		Equity Compensation
	Outstanding		Outstanding		Plans (excluding
	Options, Warrants		Options, Warrants		securities reflected
	and Rights		and Rights		in column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	15,757,272	(2)	$33.81	(4)	24,061,558	(6)
Equity compensation plans not approved by security holders(1)	275,853	(3)	$52.02	(5)	373,522
Total	16,033,125		$33.84	(4)(5)	24,435,080

(1)	These plans are the CCAP Excess Benefit Plan and the Director Deferred Compensation Program, under which 153,004 shares of common stock and 220,518 shares of common stock, respectively, are available for future issuance.

The CCAP Excess Benefit Plan is a nonqualified, defined contribution plan and covers those participants in the CCAP and the ESOP whose total benefits under those plans are limited by certain provisions of the Internal Revenue Code. A participant in the CCAP Excess Benefit Plan is entitled to a benefit equaling the difference between the participant’s benefits under the CCAP and the ESOP, without considering the applicable limitations of the Internal Revenue Code, and the participant’s actual benefits under such plans. A participant’s excess ESOP benefit is expressed as shares of our common stock. Payments under the CCAP Excess Benefit Plan are generally made: (i) for excess benefits related to the CCAP in cash annually as soon as practical after the amount of excess benefit can be determined; and (ii) for excess benefits related to the ESOP, in common stock as soon as practicable after the earlier of the participant’s 65th birthday or termination of employment. The ESOP expired in 2004. Accordingly, other than dividends, no new contributions are made to the ESOP or the CCAP Excess Benefit Plan with respect to excess ESOP benefits. Additional information regarding the CCAP and the CCAP Excess Benefit Plan is set forth under the heading “Compensation Discussion and Analysis—Company-Sponsored Benefit Plans.”

The material terms of the Director Deferred Compensation Program are described under the heading “Corporate Governance—Directors’ Compensation.”

(2)	Includes 3,682,319 shares, representing 200% of the aggregate target for the performance share awards for the three-year performance periods ending December 31, 2008 and December 31, 2009, which is the maximum number of shares issuable under these awards and 1,069,457 shares for the performance period ended December 31, 2007. The December 31, 2007 performance shares are shown at the actual payout percentage of 136.6% of target. Shortly after the end of each performance period, our Compensation Committee will determine the actual number of shares to be received by 2004 Employee Plan participants for the awards which vest on December 31, 2008 and December 31, 2009.

(3)	Includes an aggregate of 16,681 shares issuable upon exercise of the special option grants awarded to two independent directors in 2002 as individual compensation for their service on our CEO search committee.

(4)	Weighted average exercise price excludes shares issuable under outstanding performance share awards, RSU awards and director stock unit awards.

(5)	Weighted average exercise price consists of exercise price of special option grants described in note (3) above, and excludes shares issuable in connection with the CCAP Excess Benefit Plan and the Director Deferred Compensation Program.

(6)	Includes 14,139,932 shares available for issuance under the Global Employee Stock Purchase Plan (2001), 9,575,399 shares available for issuance under the 2004 Employee Plan (which includes 496,355 shares previously reserved for issuance in connection with the 2005 performance share awards) and 346,227 shares available for issuance under the 2004 Director Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the only persons or entities known to us to be beneficial owners of more than 5% of our outstanding common stock. The information below is as reported by that entity in statements filed with the SEC.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address	Common Stock		Percent of Class(3)

Dodge & Cox	19,934,285	(1)	5.2%
Morgan Stanley	23,740,226	(2)	6.2%

(1)	Reflects ownership as of December 31, 2007 as reported on an amendment to Schedule 13G filed with the SEC by Dodge & Cox, located at 555 California Street, 40th Floor, San Francisco, CA 94104. Dodge & Cox reports sole voting power over 18,810,785 of the reported shares, shared voting power over 50,300 of the reported shares and sole dispositive power over 19,934,285 of the reported shares. Dodge & Cox has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Reflects ownership as of December 31, 2007 as reported on a Schedule 13G filed with the SEC by Morgan Stanley, located at 1585 Broadway, New York, NY 10036. Morgan Stanley reports sole voting power over 22,808,008 of the reported shares, shared voting power over 9,053 of the reported shares and sole dispositive power over 23,740,226 of the reported shares. Morgan Stanley has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Chubb and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	As reported in the applicable statement filed with the SEC.

The following table sets forth certain information regarding the beneficial ownership of our common stock and common stock-based holdings by each of our directors and nominees for director, by each of our NEOs and by our directors and executive officers as a group as of March 10, 2008.

	Amount and Nature
	of Beneficial
	Ownership of
Name and Address(1)	Common Stock(2)	Percent of Class(3)

Zoë Baird(4)(7)	55,710		*
Sheila P. Burke(4)(8)	65,904		*
James I. Cash, Jr.(4)(9)	21,586		*
Joel J. Cohen(4)(10)	186,105		*
John D. Finnegan(11)	884,334		*
Klaus J. Mangold(4)(12)	26,900		*
Martin G. McGuinn(5)	10,384		*
David G. Scholey(4)(13)	68,117		*
Lawrence M. Small(4)(14)	94,166		*
Jess Søderberg(6)(15)	572		*
Daniel E. Somers(4)(16)	13,555		*
Karen Hastie Williams(4)(17)	31,388		*
Alfred W. Zollar(4)(18)	22,430		*
John J. Degnan(19)	199,495		*
Paul J. Krump(20)	151,219		*
Thomas F. Motamed(21)	146,030		*
Michael O’Reilly(22)	354,087		*
All directors and executive officers as a group(23)	2,573,560		*

*	Less than 1%.

(1)	The business address of each director and executive officer named in this table is c/o The Chubb Corporation, 15 Mountain View Road, New Jersey 07059.

(2)	Unless otherwise indicated, share amounts are as of March 10, 2008 and each person has sole voting and investment power with respect to the shares listed.

(3)	Based upon 367,582,648 shares of our common stock outstanding as of March 10, 2008.

(4)	This amount includes 1,432 fully vested stock units granted under the 2004 Director Plan but does not include performance shares representing a target of 1,333 shares for the performance period ending December 31, 2008 and 1,239 shares for the performance period ending December 31, 2009 granted under the 2004 Director Plan. Payment of such performance shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(5)	This amount includes 384 fully vested stock units granted under the 2004 Director Plan but does not include performance shares representing a target of 1,157 shares for the performance period ending December 31, 2009 granted under the 2004 Director Plan. Payment of such performance shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(6)	This amount includes 295 fully vested stock units granted under the 2004 Director Plan but does not include performance shares representing a target of 885 shares for the performance period ending December 31, 2009 granted under the 2004 Director Plan. Payment of such performance shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(7)	Includes 40,000 shares that may be purchased within 60 days pursuant to The Chubb Corporation Stock Option Plan for Non-Employee Directors (2001) (the 2001 Director Plan) and our predecessor non-employee director equity plans; 7,522 market value units which Ms. Baird has elected to defer her receipt of until retirement pursuant to the Director Deferred Compensation Program; and 2,996 vested stock units which Ms. Baird has elected to defer her receipt of until retirement pursuant to the 2004 Director Plan.

(8)	Includes 56,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; 2,186 market value units which Ms. Burke has elected to defer her receipt of until retirement pursuant to the Director Deferred Compensation Program; and 5,112 vested stock units which Ms. Burke has elected to defer her receipt of until retirement pursuant to the 2004 Director Plan.

(9)	Includes 8,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; 2,158 market value units which Dr. Cash has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program; and 644 vested stock units which Dr. Cash has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(10)	Includes 98,708 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; 12,663 shares that may be purchased within 60 days pursuant to a restoration stock option awarded pursuant to exercising a special stock option grant; and 33,752 market value units which Mr. Cohen has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program.

(11)	Includes 80,000 shares held by a family-owned limited liability company; 364,780 shares that may be purchased within 60 days pursuant to The Chubb Corporation Long-Term Stock Incentive Plan (2000) (the 2000 Employee Plan); 39,892 RSUs that will vest on March 2, 2009; 37,773 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan; 186 shares that were allocated to Mr. Finnegan pursuant to the ESOP; and 163,994 RSUs that are fully vested which Mr. Finnegan has elected to defer receipt of until retirement. This amount does not include performance shares representing a target of 119,678 shares for the performance period ending December 31, 2008 and 113,320 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(12)	Includes 16,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan; 2,511 market value units which Dr. Mangold has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program; and 5,112 vested stock units which Dr. Mangold has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(13)	Includes 48,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; 10,929 market value units which Sir David Scholey has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program; and 5,756 vested stock units which Sir David Scholey has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(14)	Includes 37,925 that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; 4,018 shares that may be purchased within 60 days pursuant to a restoration stock option awarded pursuant to exercising a special stock option grant; 21,399 market value units which Mr. Small has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program; and 5,756 vested stock units which Mr. Small has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(15)	Includes 277 market value units which Mr. Søderberg has elected to defer his receipt of until April 1, 2008 pursuant to the Director Deferred Compensation Program.

(16)	Includes 2,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan; 2,318 market value units which Mr. Somers has elected to defer his receipt of until retirement pursuant to the Director Deferred Compensation Program; and 5,756 vested stock units which Mr. Somers has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(17)	Includes 24,000 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; and 3,732 vested stock units which Ms. Hastie Williams has elected to defer her receipt of until retirement pursuant to the 2004 Director Plan.

(18)	Includes 14,400 shares that may be purchased within 60 days pursuant to the 2001 Director Plan and our predecessor non-employee director equity plans; and 322 vested stock units which Mr. Zollar has elected to defer his receipt of until retirement pursuant to the 2004 Director Plan.

(19)	Includes 12,754 RSUs that will vest on March 2, 2009 and 12,077 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan; 30,128 RSUs that are fully vested which Mr. Degnan has elected to defer receipt of until retirement and 6,222 shares that were allocated to Mr. Degnan pursuant to the ESOP. This amount does not include performance shares representing a target of 38,266 shares for the performance period ending December 31, 2008 and 36,233 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(20)	Includes 85,684 shares which Mr. Krump has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term stock incentive plans; 2,204 RSUs that will vest on March 2, 2009 and 2,112 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan; and 6,104 shares that were allocated to Mr. Krump pursuant to the ESOP. This amount does not include performance shares representing a target of 6,614 shares for the performance period ending December 31, 2008 and 6,337 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(21)	Includes 15,614 RSUs that will vest on March 2, 2009 and 14,786 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan; 39,126 RSUs that are fully vested which Mr. Motamed has elected to defer receipt of until retirement; 1,936 shares in the Chubb Stock Fund of the CCAP; and 6,811 shares that were allocated to Mr. Motamed pursuant to the ESOP. This amount does not include performance shares representing a target of 46,848 shares for the performance period ending December 31, 2008 and 44,359 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(22)	Includes 170,625 shares which Mr. O’Reilly has the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term stock incentive plans; and 13,122 RSUs that will vest on March 2, 2009 and 12,425 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan. This amount does not include performance shares representing a target of 39,368 shares for the performance period ending December 31, 2008 and 37,276 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

(23)	Includes 1,162 shares which executive officers other than those listed in the table above disclaim beneficial ownership; 8,653 shares which were allocated to executive officers other than those listed in the table above pursuant to the ESOP; 117,243 shares which executive officers other than those listed in the table above have the right to purchase within 60 days under the 2000 Employee Plan and our predecessor employee long-term stock incentive plans; and 1,960 RSUs that will vest on October 31, 2008, 10,196 RSUs that will vest on March 2, 2009 and 9,964 RSUs that will vest on March 1, 2010 pursuant to the 2004 Employee Plan. This amount does not include performance shares awarded to executive officers other than those listed in the table above representing a target of 30,594 shares for the performance period ending December 31, 2008 and 29,895 shares for the performance period ending December 31, 2009. Payment of such shares will range from 0% to 200% depending on actual performance measured against the stated performance goals for the applicable performance period.

CERTAIN TRANSACTIONS AND OTHER MATTERS

At December 31, 2007, Dodge & Cox was the beneficial owner of more than 5% of our outstanding common stock. As of December 31, 2007, Dodge & Cox managed approximately $269 million of assets in our Pension Plan and approximately $37 million of assets funded for other post-retirement benefits. Dodge & Cox also managed one of the funds offered to participants in the CCAP. In addition, Dodge & Cox purchased insurance policies from one of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $360,000.

At December 31, 2007, Morgan Stanley was the beneficial owner of more than 5% of our outstanding common stock. As of December 31, 2007, an affiliate of Morgan Stanley managed approximately $209 million of assets in our Pension Plan. In addition, a Morgan Stanley affiliate manages one of the funds offered to participants in the CCAP. In 2007, a subsidiary of Morgan Stanley purchased insurance policies from one of our property and casualty insurance subsidiaries with an aggregate net written premium of approximately $1.1 million.

Effective December 1, 2002, we entered into an employment agreement with Mr. Finnegan. This employment agreement covers Mr. Finnegan’s roles and responsibilities, his compensation and benefits and the results of the termination of his employment under various circumstances. The employment agreement contains an automatic renewal clause, providing that the employment agreement will have a perpetual two-year term unless Mr. Finnegan or we deliver a notice of non-renewal. Additional information regarding Mr. Finnegan’s employment agreement is set forth under the headings “Compensation Discussion and Analysis—Employment and Severance Agreements,” “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

We have entered into change in control agreements with each of our Vice Chairmen. Information regarding these change in control agreements is set forth under the headings “Compensation Discussion and Analysis—Change in Control Agreements” and “Executive Compensation—Potential Payments upon Termination.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, we believe that each of our directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2007, except for Sheila Burke, who filed a Form 4 due on February 9, 2007 on May 16, 2007, Mr. McGuinn, who filed a Form 4 due on July 30, 2007 on August 23, 2007, Mr. Small, who filed a Form 4 due on February 9, 2007 on May 16, 2007, Mr. Zollar, who filed a Form 4 due on February 20, 2007 on February 27, 2007, Mr. O’Reilly, who filed a Form 4 due on July 2, 2007 on November 6, 2007 and Mr. Schram, who filed a Form 4 due on October 31, 2007 on March 11, 2008. In each case, the late filing was due to inadvertent administrative error.

PROPOSAL 1

ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, our Board has nominated the following individuals for election to our Board this year:

Zoë Baird	Martin G. McGuinn
Sheila P. Burke	Lawrence M. Small
James I. Cash, Jr.	Jess Søderberg
Joel J. Cohen	Daniel E. Somers
John D. Finnegan	Karen Hastie Williams
Klaus J. Mangold	Alfred W. Zollar

Information regarding the business experience of each nominee is provided under the heading “Our Board of Directors.” Each director is elected annually to serve until the next annual meeting of shareholders and until his or her successor is elected and qualified. There are no family relationships among our executive officers and directors. Each director nominee other than Mr. Finnegan satisfies the independence requirements set forth in the NYSE listing standards and, with respect to the nominees expected to serve on our Audit Committee, Section 10A(m)(3) of the Exchange Act.

Our Board expects that each of the nominees named in this proxy statement will be available for election and, if elected, will be willing to serve as a director. If any nominee is not available, then the proxies may vote for a substitute as may be designated by our Board, unless our Board reduces the number of directors. Our Board has, in accordance with our By-Laws, fixed the number of directors to be elected at 12. If elected, each director will serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Director nominees will be elected by a majority of the votes cast by shareholders entitled to vote at the 2008 Annual Meeting. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the 12 individuals recommended by our Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card.

Our Board unanimously recommends that you vote “FOR” each of the foregoing nominees for director. Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee, acting pursuant to the authority granted to it in its charter, has retained Ernst & Young LLP as our independent auditor. The appointment of Ernst & Young is being submitted to our shareholders for ratification. Ernst & Young has acted as our independent auditor for many years. The following summarizes the fees billed to us by Ernst & Young for professional services rendered in 2007 and 2006:

	2007	2006

Audit Fees(1)	$7,018,000	$6,428,000
Audit-Related Fees(2)	802,000	962,000
Tax Fees(3)	—	—
All Other Fees(4)	166,000	79,000

(1)	Audit Fees primarily relate to the audit of our annual financial statements, review of our financial statements included in our quarterly reports on Form 10-Q, statutory audits for our insurance subsidiaries and review of SEC registration statements.

(2)	Audit-Related Fees primarily relate to SAS 70 internal control reports, employee benefit plan audits and certain non-insurance related statutory audits.

(3)	Tax Fees primarily relate to tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to other services not described in notes (1), (2), and (3) above, including special actuarial reports filed with regulators, technical training and an online information service.

Our Audit Committee determined that the provision of these services is compatible with maintaining Ernst & Young’s independence.

In 2007, our Audit Committee pre-approved all services performed for us by Ernst & Young. Our policy on pre-approval of independent auditor services is attached to this proxy statement as Annex A.

Representatives of Ernst & Young are expected to be present at the 2008 Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2008 Annual Meeting is required to ratify the appointment of Ernst & Young as our independent auditor. If our shareholders do not ratify the appointment of Ernst & Young, our Audit Committee will reconsider the appointment.

Our Board unanimously recommends that you vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditor. Proxies solicited by our Board will be voted “FOR” this proposal unless a shareholder has indicated otherwise on the proxy card.

SOLICITATION OF PROXIES

We will pay the cost of this solicitation of proxies. In addition to the solicitation of proxies by use of the internet and mail, we may use the services of one or more of our directors, officers or other regular employees (who will receive no additional compensation for their services in such solicitation) to solicit proxies personally, by telephone or by other electronic means. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held on the record date by such persons and we will reimburse them for reasonable expenses actually incurred by them in so doing. In addition, we have entered into an agreement with Georgeson Inc., pursuant to which it will assist us in the solicitation of proxies by mail, in person and by telephone for a fee, which is estimated not to exceed $13,500 plus out-of-pocket expenses.

2009 SHAREHOLDER PROPOSALS AND NOMINATIONS

Any proposal that a shareholder intends to be included in our proxy statement and form of proxy card for our 2009 Annual Meeting of Shareholders must be in writing and be received by our Corporate Secretary at The Chubb Corporation, 15 Mountain View Road, New Jersey 07059 no later than November 20, 2008 and must otherwise comply with the rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders.

Under our By-Laws, if a shareholder desires to bring a matter before the annual meeting of shareholders or if a shareholder wants to nominate a person for election to our Board, the shareholder must follow the procedures outlined in our By-Laws. A copy of Article I, Section 10, of our By-Laws, which covers those matters, is available without charge to shareholders of record upon written request to our Corporate Secretary. Our By-Laws also are available on our website at www.chubb.com/investors. Our By-Law procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

One of the procedural requirements in our By-Laws is timely notice in writing of any business the shareholder proposes to bring before the annual meeting of shareholders and/or the nomination any shareholder proposes to make at the annual meeting of shareholders. Notice of business proposed to be brought before the 2009 Annual Meeting of Shareholders and/or director nominations proposed to be made at the 2009 Annual Meeting of Shareholders must be received by our Corporate Secretary no earlier than December 30, 2008 and no later than January 29, 2009.

The notice for business that the shareholder proposes to bring before the annual meeting of shareholders must be a proper matter for shareholder action and must describe:

•	the business proposed to be brought before the annual meeting of shareholders;

•	the reasons for conducting the proposed business at the annual meeting of shareholders;

•	any material interest of the shareholder in the proposed business;

•	the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.

The notice for a nomination the shareholder proposes to make at the annual meeting of shareholders must describe:

•	all information relating to each person whom the shareholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected;

•	the name and address of the shareholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and

•	the class and number of shares which are owned beneficially and of record by the shareholder and the beneficial owner.
By Order of the Board of Directors,

W. Andrew Macan
Vice President and Secretary

March 20, 2008

ANNEX A

THE CHUBB CORPORATION

POLICY ON PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

I.	Statement of Principles

The Audit Committee of the Board of Directors is responsible for the appointment, compensation, retention, and oversight of the work of the independent auditor. The Chubb Corporation and the Audit Committee are committed to ensuring the independence of the auditor, both in appearance and in fact. Accordingly, significant attention is directed toward ensuring that services provided by the auditor are consistent with the SEC’s rules on auditor independence.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor or its affiliates on behalf of The Chubb Corporation or any of its subsidiaries (collectively, the “Corporation”) in order to assure that the provision of such services does not impair the auditor’s independence from the Corporation. In the case of audit services, pre-approval by the Audit Committee is required for such services provided to all consolidated subsidiaries of the Corporation, whether provided by the principal independent auditor or other firms.

II.	Delegation

The Audit Committee has delegated to the Chairman of the Audit Committee authority to pre-approve specific services not to exceed $25,000 per engagement. Any services pre-approved by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.

The Audit Committee may consult with management but does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

Audit services include all services to be performed to comply with generally accepted auditing standards and those services that generally only the Corporation’s independent auditor can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

IV.	Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Audit-related services include, among other services, audits of employee benefit plans; due diligence related to mergers and acquisitions; internal control reviews; attest services that are not required by statute or regulation; and consultations related to financial accounting or reporting standards.

V.	Tax Services

The Audit Committee believes that the provision of tax services to the Corporation including tax planning, compliance, and advice does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence. Tax services include tax planning, compliance, and advice; preparation and review of original and amended tax returns; assistance with claims for refund and tax payment-planning services, tax audits and appeals before the IRS and similar state, local and foreign agencies; and advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities. The Corporation shall not record a transaction or transactions, the primary business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related

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regulations; the rendering of services to the Corporation, its executive officers and its directors by the independent auditor in connection with the auditor’s recommendation of such transaction or transactions is prohibited.

VI.	All Other Services

The Audit Committee believes that certain specific non-audit services do not impair the auditor’s independence. Accordingly, the Audit Committee may grant pre-approval to specific, permissible non-audit services classified as “All Other Services” that it believes are routine and recurring services that would not impair the independence of the auditor. “All Other Services” may include preparation of actuarial reports in accordance with regulatory requirements provided that the Audit Committee reasonably concludes that the results of these services will not be subject to audit procedures during an audit of the Corporation’s financial statements.

VII.	Procedures

Requests for services to be rendered by the independent auditor will be provided annually to the Audit Committee for specific pre-approval. The requests will include a description of the particular services to be rendered and the expected fee range. On a periodic basis at subsequent Audit Committee meetings, an update on independent auditor services and all other audit services will be provided to the Audit Committee and any proposed new services, increases in engagement scope, and increases in engagement fees will be provided for specific pre-approval by the Audit Committee. Requests for pre-approval will be submitted to the Audit Committee by both the independent auditor and management and must include a written statement by the independent auditor as to whether, in its view, the request is consistent with the SEC’s rules on auditor independence.

The Audit Committee will consider whether such service requests are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Corporation’s business, people, culture, accounting systems, risk profile and other factors.

The term of any pre-approval is the period beginning on the date of pre-approval and ending on the last day of the first full calendar year after the date of pre-approval, unless the Corporation specifically provides for a different period.

The Audit Committee is also mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, Tax, and All Other Services.

VIII.	Prohibited Non-Audit Services

Provision of the following non-audit services by the independent auditor is prohibited in accordance with the SEC’s rules. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 15 MOUNTAIN VIEW ROAD ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The Chubb Corporation in WARREN, NJ 07059 mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2008. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Chubb Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: CHUBB1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Chubb Corporation — 2008 Annual Meeting of Shareholders Proxy Card A Election of Directors 1. Our Board of Directors recommends a vote For Against “FOR” the listed nominees 1a — 1l. 0 0 For Against 1a — Zoë Baird 0 0 1i — Jess Søderberg 0 0 1b — Sheila P. Burke 1c — James I. Cash, Jr. 0 0 1j — Daniel E. Somers 0 0 0 0 1k — Karen Hastie Williams 0 0 1d — Joel J. Cohen 0 0 1l — Alfred W. Zollar 0 0 1e — John D. Finnegan 1f — Klaus J. Mangold 0 0 0 0 B Other Matters 1g — Martin G. McGuinn Our Board of Directors recommends a vote “FOR” For Against Abstain 1h — Lawrence M. Small 0 0 Proposal 2. Change of Address — Please check this box and write the changes where 0 2. To ratify the appointment of Ernst & Young LLP as 0 0 0 indicated on the reverse side. independent auditor. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 28, 2008. Important Notice Regarding Internet Availability of Proxy Materials: The 2008 Notice and Proxy Statement and 2007 Annual Report are available at www.proxyvote.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — The Chubb Corporation THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CHUBB CORPORATION FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2008 The undersigned shareholder of THE CHUBB CORPORATION (the Corporation) acknowledges receipt of the Notice of 2008 Annual Meeting of Shareholders and Proxy Statement each dated March 20, 2008, and the undersigned revokes all prior proxies and appoints JOHN D. FINNEGAN, W. ANDREW MACAN and DOUGLAS A. NORDSTROM, and each of them, with full power of substitution, as proxies for the undersigned to vote all shares of Common Stock of the Corporation, which the undersigned would be entitled to vote at the 2008 Annual Meeting of Shareholders to be held at 15 Mountain View Road, Warren, New Jersey 07059 at 10:00 a.m., local time, on April 29, 2008 and any adjournment or postponement thereof, on all matters coming properly before said meeting. This card also provides voting instructions for any shares of Common Stock of the Corporation allocated to and held on the undersigned’s behalf in The Chubb Corporation Capital Accumulation Plan (the Plan). When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. If the undersigned has voting rights with respect to shares of Common Stock under the Plan, the trustees of the Plan will vote those shares as directed. If this proxy is validly executed and dated, but no direction is made, this proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the 2008 Annual Meeting of Shareholders. Change of Address — Please print new address below. (If you noted a Change of Address above, please mark corresponding box on the reverse side.)